STOCK PURCHASE AGREEMENT

BY AND AMONG

VISTA OUTDOOR OPERATIONS LLC,
as the Seller

VISTA OUTDOOR INC.,

as Parent

CALIBER COMPANY,
as the Company

AND

LONG RANGE ACQUISITION LLC,
as the Buyer

Dated as of July 5, 2019

TABLE OF CONTENTS
Page

ARTICLE 1 DEFINITIONS	1

1.1	Definitions 1

1.2	Interpretive Provisions 14

ARTICLE 2 PURCHASE AND SALE OF THE COMPANY SHARES	15

2.1	Purchase and Sale of the Company Shares 15

2.2	Transactions to be Effected at the Closing 15

2.3	Purchase Price Adjustment 17

ARTICLE 3 THE CLOSING	19

3.1	Closing; Closing Date 19

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLER	19

4.1	Organization 20

4.2	Binding Obligations 20

4.3	No Defaults or Conflicts 20

4.4	Governmental Authorization 20

4.5	The Company Shares 21

4.6	Litigation 21

4.7	Brokers 21

4.8	Seller’s Reliance 21

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE COMPANY	21

5.1	Organization and Qualification 21

5.2	Binding Obligations 22

5.3	No Defaults or Conflicts 22

5.4	Governmental Authorization 22

5.5	Capitalization 23

5.6	Litigation; Governmental Orders 23

5.7	Subsidiaries 23

5.8	Financial Statements 24

5.9	Intellectual Property 25

5.10	Compliance with Laws 27

5.11	Contracts 28

5.12	Taxes 31

5.13	Permits 32

5.14	Employee Benefit Plans 33

5.15	Employee and Labor Matters 34

5.16	Environmental Compliance 34

5.17	Insurance 35

5.18	Real Property 36

5.19	Tangible Personal Property 37

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5.20	Business Assets 37

5.21	Affiliate Transactions 37

5.22	Absence of Certain Changes or Events 37

5.23	Banking Facilities 39

5.24	Brokers 40

5.25	Customers and Suppliers 40

5.26	Solvency 40

5.27	Company’s Reliance 40

5.28	Exclusivity of Representations 40

ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF THE BUYER	41

6.1	Organization 41

6.2	Binding Obligations 41

6.3	No Defaults or Conflicts 41

6.4	Governmental Authorization 42

6.5	Litigation 42

6.6	Brokers 42

6.7	Solvency 42

6.8	Sufficient Funds 42

6.9	Investment Purpose 42

6.10	Buyer’s Reliance 43

6.11	Exclusivity of Representations 43

ARTICLE 7 COVENANTS	44

7.1	Confidentiality 44

7.2	Public Announcements 44

7.3	Retention of Books and Records 45

7.4	Employee Matters 46

7.5	Tax Matters 48

7.6	Director and Officer Indemnification 49

7.7	Change of Name; Phase Out 50

7.8	R&W Insurance Policy 51

7.9	Pre-Closing Insurance 51

7.10	Further Assurances; Post-Closing Transfers 52

7.11	Letters of Credit; Bonds 53

ARTICLE 8 SURVIVAL; SPECIFIC INDEMNIFICATION	54

8.1	Survival 54

8.2	Specific Indemnity 54

8.3	Third-Party Claims; Notice of Claims; Defense 55

8.4	Recovery 56

8.5	No Circular Recovery 57

8.6	Tax Treatment of Specific Indemnity Payments 57

8.7	Exclusive Remedy. 57

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ARTICLE 9 MISCELLANEOUS	58

9.1	Expenses 58

9.2	Amendment 58

9.3	Entire Agreement 58

9.4	Headings 58

9.5	Notices 58

9.6	Exhibits and Schedules 59

9.7	Seller Release 60

9.8	Buyer Release 60

9.9	Waiver 60

9.10	Binding Effect; Assignment 61

9.11	No Third Party Beneficiaries 61

9.12	Counterparts 61

9.13	Governing Law and Jurisdiction 61

9.14	Arbitration 61

9.15	WAIVER OF JURY TRIAL 63

9.16	Specific Performance 63

9.17	Severability 63

9.18	Legal Representation 63

Exhibits
Exhibit A    Company Subsidiaries
Exhibit B    Balance Sheet Rules

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STOCK PURCHASE AGREEMENT
THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of this 5 day of July, 2019, by and among Vista Outdoor Operations LLC, a Delaware limited liability company (the “Seller”), Caliber Company, a Delaware corporation (the “Company”), Vista Outdoor Inc., a Delaware corporation (“Parent”), and Long Range Acquisition LLC, a Delaware limited liability company (the “Buyer”).
RECITALS
WHEREAS, the Seller is the record and beneficial owner of all of the issued and outstanding Equity Interests of the Company (the “Company Shares”);
WHEREAS, the Company is the direct or indirect owner of all of the issued and outstanding Equity Interests of each of the Subsidiaries set forth on Exhibit A (collectively, the “Company Subsidiaries”); and
WHEREAS, the Seller wishes to sell to the Buyer, and the Buyer wishes to purchase from the Seller, all of the Company Shares upon the terms and subject to the conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:
Article 1

DEFINITIONS
1.1    Definitions. The following terms, whenever used herein, shall have the following meanings for all purposes of this Agreement.
“Accounting Firm” has the meaning set forth in Section 2.3(c).
“Acquisition Engagement” has the meaning set forth in Section 9.18(a).
“Action” means any action, cause of action, charge, suit, arbitration, claim, controversy, mediation, complaint, demand, petition, investigation, hearing, litigation, opposition, interference, audit, examination, dispute, assessment or other proceeding (whether sounding in contract, tort or otherwise, whether civil, criminal, administrative or otherwise, and whether brought at law or in equity), in each case that is commenced, brought, conducted, tried or heard by or before, or otherwise involving, any Governmental Authority.
“Affiliate” means as to any Person, any Person which directly or indirectly controls, is controlled by, or is under common control with such Person. For purposes of this definition, “control”

of a Person shall mean the power, direct or indirect, to direct or cause the direction of the management and policies of such Person whether by ownership of voting securities, by Contract or otherwise.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act (as amended), the UK Bribery Act (as amended), and any other applicable Law, regulation, or Order relating to bribery or corruption (governmental or commercial).
“Assets” has the meaning set forth in Section 5.20.
“Assumption Limitations” has the meaning set forth in Section 8.3(b).
“Audited Balance Sheet Date” has the meaning set forth in Section 5.8(a).
“Audited Financial Statements” has the meaning set forth in Section 5.8(a).
“Balance Sheet Rules” means the principles and methodologies set forth in Exhibit B.
“Base Amount” means an amount equal to $158,000,000.
“Bonds” has the meaning set forth in Section 7.11(b).
“Business” means the business of the Company and the Company Subsidiaries conducted as of the date hereof.
“Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or Westfield, Massachusetts are authorized or required by law or executive order to close.
“Buyer” has the meaning set forth in the introductory paragraph of this Agreement.
“Buyer Adjustment Amount” has the meaning set forth in Section 2.3(d).
“Buyer Group” has the meaning set forth in Section 9.7.
“Buyer Indemnified Person” has the meaning set forth in Section 8.2.
“Buyer Releasing Party” has the meaning set forth in Section 9.8.
“Calculation Time” means 12:01 a.m. New York City time on the Closing Date.
“Cash and Cash Equivalents” means all cash on hand and cash equivalents of the Company and the Company Subsidiaries on a consolidated basis; provided that, for the avoidance of doubt, “Cash and Cash Equivalents” shall (a) include cash resulting from the clearance of checks or wires deposited in the Company’s or any of the Company Subsidiaries’ bank, lock box or other accounts prior to the Calculation Time, whether or not such clearance occurs before, on or after the Calculation Time; (b) be determined net of any issued but uncleared checks, wires or drafts drawn on such accounts prior to the Calculation Time, whether or not clearance thereof occurs before, on or after the Calculation Time; and (c) exclude (i) any cash or cash equivalents not freely distributable due to legal, regulatory or contractual constraints or otherwise of the type commonly referred to as “restricted” or “trapped” cash including, restrictions on dividends and repatriations or any other similar form of restriction, (ii) any deposits of third parties, cash held as collateral and any condemnation or insurance proceeds from the occurrence of any condemnation, casualty or loss event with respect to any properties or assets of the Company or any Company Subsidiary, and (iii) any lease or other fixed deposits with third parties.
“Change of Control Payments” means any payments related to any discretionary bonus or change-of-control payment, retention, severance or other payment or other form of compensation (including, in each case, the employer’s portion of any payroll or employment Taxes arising therefrom imposed on the Company or any of the Company Subsidiaries) to any present or former officer, director, equityholder, member, manager, partner, employee, consultant, independent contractor or other service provider of the Company or any Company Subsidiary, including pursuant to any employment agreement, incentive agreement, consulting agreement, independent contractor agreement, benefit plan or any other Contract, that is created, accelerated, accrues or becomes payable by the Company or any of its Affiliates as a result of, or in connection with, the execution and delivery of this Agreement or any other Transaction Document or the consummation of the Contemplated Transactions; provided that, for the avoidance of doubt, Change of Control Payments shall not include (x) any severance amounts payable in connection with a termination of employment (or similar engagement) by the Buyer or any of its Affiliates occurring after the Closing or (y) any amount included in Closing Indebtedness or as a Current Liability.
“Claim Notice” has the meaning set forth in Section 8.3(a).
“Closing” has the meaning set forth in Section 3.1.
“Closing Cash” means the aggregate amount (which, for the avoidance of doubt, may be a positive or negative number) of Cash and Cash Equivalents of the Company and the Company Subsidiaries on a consolidated basis, as of the Calculation Time (without giving effect to any cash injected into the Company or any of the Company Subsidiaries by or on behalf of the Buyer at or after the Closing and prior to the Calculation Time).
“Closing Certificates” shall mean, collectively, the certificates to be delivered pursuant to Sections 2.2(a)(iv), 2.2(a)(viii) and 2.2(a)(ix) and Section 2.3(a).
“Closing Date” has the meaning set forth in Section 3.1.
“Closing Indebtedness” means the Indebtedness of the Company and the Company Subsidiaries on a consolidated basis, calculated as of immediately prior to the Closing (without giving effect to any debt financing incurred by the Buyer on the Closing Date to finance the consummation of the Contemplated Transactions, or any payment by or on behalf of the Buyer of any Indebtedness of the Company and/or any of the Company Subsidiaries at or after the Closing pursuant to Section 2.2(b)(i)(B)).

“Closing Statement” has the meaning set forth in Section 2.3(b).
“Closing Transaction Expenses” means the Transaction Expenses, to the extent unpaid as of immediately prior to the Closing (without giving effect to any payment by or on behalf of the Buyer of Transaction Expenses of the Company and/or any of the Company Subsidiaries at or after the Closing pursuant to Section 2.2(b)(i)(C)).
“Closing Working Capital” means the Working Capital, determined in accordance with the Balance Sheet Rules, as of the Calculation Time.
“Code” means the Internal Revenue Code of 1986, as amended.
“Company” has the meaning set forth in the introductory paragraph of this Agreement.
“Company Confidential Information” means all information of a proprietary or confidential nature relating to the Company, the Company Subsidiaries, the Business, the Buyer, the Affiliates of the Buyer or their respective businesses, excluding any information that (a) as of the Closing Date, is in the public domain (other than as a result of a disclosure in violation of Section 7.1(a)); and (b) after the Closing Date, enters the public domain through no wrongful action or inaction on the part of the Seller or any of its Affiliates.
“Company Permits” means each of the Permits necessary for the Company and the Company Subsidiaries to own, lease and operate the Business, and to carry on and operate the Business as currently conducted.
“Company Plan” has the meaning set forth in Section 5.14(a).
“Company Shares” has the meaning set forth in the Recitals.
“Company Subsidiaries” has the meaning set forth in the Recitals.
“Company Systems” has the meaning set forth in Section 5.9(g).
“Contemplated Transactions” means the transactions contemplated by this Agreement, including (a) the purchase and sale of the Company Shares, (b) the execution, delivery and performance of the Transaction Documents and (c) the payment of fees and expenses relating to such transactions.
“Contract” means any agreement, contract, lease, license, instrument, note, mortgage, commitment, arrangement, understanding or relationship, whether written or oral, and all amendments, side letters, modifications, and supplements thereto.
“Covered Claims” has the meaning set forth in Section 8.3(a).
“Current Assets” means, as of any date, the consolidated current assets of the Company and the Company Subsidiaries, including all accounts receivable (net of reserves), long-term and short-term inventory (net of reserves) and prepaid assets, but excluding Closing Cash, all deferred Tax assets, all intracompany receivables between the Company and any of the Company Subsidiaries (or between any of the Company Subsidiaries) and all restricted or trapped Cash (as described in clause (i) of clause (c) of the definition of “Cash and Cash Equivalents”).
“Current Insurance Policies” has the meaning set forth in Section 5.17.
“Current Liabilities” means, as of any date, the consolidated current liabilities of the Company and the Company Subsidiaries, including all accounts payable and other accrued liabilities, but excluding Closing Indebtedness, all Transaction Expenses, all income Tax liabilities, all deferred Tax liabilities, and all intracompany liabilities between the Company and any of the Company Subsidiaries (or between any of the Company Subsidiaries).
“D&O Indemnified Parties” has the meaning set forth in Section 7.6(a).
“DCFSA Plan” has the meaning set forth in Section 7.4(e).
“DDTC” has the meaning set forth in Section 7.10(a).
“Employee Plan” means (a) any “employee benefit plans” (within the meaning of Section 3(3) of ERISA), (b) any stock purchase, stock option, restricted stock, restricted stock unit, phantom stock, profits interest or appreciation right, equity-based plan, program, policy, practice, agreement, or arrangement, and (c) any other severance, termination, employment, change-in-control, fringe benefit, collective bargaining, bonus, incentive, deferred compensation, profit sharing, pension, retirement and all other plans, agreements, programs, practices, policies or other arrangements, whether or not subject to ERISA, other than any Multiemployer Plan, in each case which the Company or any Company Subsidiary sponsors or contributes to, or has any Liability with respect to, or which Parent or any of its Affiliates, sponsor or contribute to or have any Liability with respect to, for the benefit of any employee of the Company or any Company Subsidiary.
“Encumbrance” means all liens, encumbrances, charges, mortgages, pledges, or other security interests.
“Environmental Claims” means any written claims, requests for information, notice of noncompliance or violation or Actions by any Governmental Authority or Person relating to or alleging any liability arising under any Environmental Law or any violation of any Environmental Law.
“Environmental Laws” means any applicable federal, state, provincial, local or municipal statute, Law, rule, regulation, ordinance or code relating to pollution or protection of the environment or human health (in relation to exposure to Hazardous Substances), including any Law relating to the use, transportation, storage, disposal, release or threatened release of any Hazardous Substance.
“Equitable Exceptions” has the meaning set forth in Section 4.2.
“Equity Interests” means, with respect to any Person, (a) any shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, (b) any ownership interests in a Person other than a corporation, including membership interests, partnership interests, joint venture interests and beneficial interests; and (c) any warrants, options, convertible or exchangeable securities, calls or other rights to purchase or acquire any of the interests referenced in clause (a) in such Person or any derivative security thereof (including restricted stock, restricted stock units, stock appreciation, phantom stock, profit participation or other similar rights).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Estimated Closing Cash” means the Seller’s good faith estimate of the Closing Cash, as set forth on the Pre-Closing Statement.
“Estimated Closing Indebtedness” means the Seller’s good faith estimate of the Closing Indebtedness, as set forth on the Pre-Closing Statement.
“Estimated Closing Payment” shall be an amount equal to (a) the Base Amount, plus (b) the Estimated Closing Cash, minus (c) the Estimated Closing Indebtedness, minus (d) the Estimated Transaction Expenses.
“Estimated Transaction Expenses” means the Seller’s good faith estimate of the Closing Transaction Expenses, as set forth on the Pre-Closing Statement.
“Final Closing Cash” means the Closing Cash, as finally agreed or determined in accordance with Section 2.3(c).
“Final Closing Indebtedness” means the Closing Indebtedness, as finally agreed or determined in accordance with Section 2.3(c).
“Final Transaction Expenses” means the Closing Transaction Expenses, as finally agreed or determined in accordance with Section 2.3(c).
“Financial Statements” has the meaning set forth in Section 5.8(a).
“Fraud” means a claim for common law fraud with a specific intent to deceive based on a false representation or concealment of a fact made in this Agreement, any other Transaction Document or the Closing Certificates; provided that, at the time such representation was made, (a) such representation was inaccurate, (b) the Person making such representation had knowledge of the inaccuracy of such representation or warranty and (c) the other party(ies) hereto acted in reliance on such inaccurate representation and suffered a loss as a result of such inaccuracy.
“FSA Transfer” has the meaning set forth in Section 7.4(e).
“GAAP” means United States generally accepted accounting principles and practices, in effect from time to time.
“Global Trade Laws” means the U.S. Export Administration Regulations; the U.S. International Traffic in Arms Regulations; the import Laws administered by U.S. Customs and Border Protection; the economic sanctions rules and regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control; European Union Council Regulations on export controls, including Nos. 428/2009 and 267/2012; other European Union Council sanctions regulations, as implemented in European Union Member States; United Nations sanctions policies; all relevant regulations made under any of the foregoing; and other applicable economic sanctions, export control, or import Laws.
“Governmental Authority” means any nation or government, any state, province, local or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, police, taxing or administrative functions or powers, or any government authority, agency, department, board, court, tribunal, commission or instrumentality (or any department, bureau or division thereof) of the United States, any foreign government, any state or locality of the United States, any multinational organization or authority or any municipality or other political subdivision thereof or of any other government in any jurisdiction or any mediator, arbitrator or arbitral body.
“GPHFSA Plan” has the meaning set forth in Section 7.4(e).
“Handling” means the receipt, access, acquisition, collection, compilation, use, storage, processing, transmission, safeguarding, security, disposal, destruction, disclosure, sale, licensing, rental, or transfer of information.
“Hazardous Substance” means any substance for which liability is imposed by any Environmental Law or that is listed, classified or regulated as a “toxic substance,” “hazardous substance,” “hazardous waste,” “hazardous material” or words of similar meaning or effect under any Environmental Law, including any petroleum or petroleum-derived products, asbestos or asbestos-containing materials, and polychlorinated biphenyls (PCBs).
“Indebtedness” means, without duplication, all Liabilities imposed on the Company and the Company Subsidiaries, including all obligations in respect of principal, accrued interest, penalties, fees, “breakage” costs and premiums (a) for borrowed money (including amounts outstanding under overdraft facilities), (b) evidenced by notes, bonds, debentures or other similar Contracts, (c) in respect of the maximum amount of any “earnout” payments or similar amounts owing as deferred purchase price for property, goods or services in respect of which the Company or the Company Subsidiaries are liable, contingently or otherwise (other than trade payables or accruals incurred in the Ordinary Course of Business to the extent included in Current Liabilities), (d) in the nature of payment obligations due and owing under any interest rate, currency or other hedging agreement, (e) for obligations under any surety or performance bonds, bank guarantees, bankers’ acceptances or letters of credit, but only to the extent drawn, (f) for leases classified as a capital or financial lease in the Financial Statements or required to be capitalized in accordance with GAAP (disregarding ASC 842) and the aggregate amount of unpaid obligations under all equipment operating leases, (g) the amount as value of any Leakage, (h) in the nature of guarantees with respect to any Indebtedness of any other Person of a type described in clauses (a) through (g) above, (i) for all unpaid income Taxes of the Company and/or any of the Company Subsidiaries for any Tax period (or portion thereof) ending on or before the Closing Date, determined in accordance with GAAP (and excluding any deferred income Tax liabilities and income Tax liabilities primarily imposed on any member of the Parent Group (other than the Company and the Company Subsidiaries)), and, without duplication, any unsatisfied Tax imposed on the Company and any Company Subsidiaries under the relevant provisions of the state and local Tax Laws that are analogous to Section 965 of the Code, (j) of another Person (other than the Company or the Company Subsidiaries) secured by an Encumbrance on any asset or property of the Company or any Company Subsidiary (but only to the extent of the value of the assets and properties that is subject to such Encumbrance) or that are guaranteed by the Company or any Company Subsidiary and (k) any Intercompany payables that are payable by the Company to the Seller or its Affiliates (other than the Company and the Company Subsidiaries) that are not otherwise included as a current liability in Working Capital. For the avoidance of doubt, Indebtedness shall not include (i) Transaction Expenses, (ii) any Current Liabilities included in the determination of Closing Working Capital, (iii) any obligations under any performance bond or letter of credit to the extent undrawn or uncalled, (iv) any Indebtedness incurred by the Buyer and its Affiliates (and subsequently assumed by the Company or any Company Subsidiary) on the Closing Date, (v) any intracompany Indebtedness between the Company and any Company Subsidiary or between any of the Company Subsidiaries, or (vi) any Taxes attributable to transactions occurring or actions taken by the Buyer or any of its Affiliates (including, for the avoidance of doubt, the Company and the Company Subsidiaries) after the Closing on the Closing Date that are not in the Ordinary Course of Business of the Company or any of the Company Subsidiaries, as applicable, or explicitly contemplated by this Agreement.
“Indemnifying Person” and “Indemnifying Persons” have the meaning set forth in Section 8.2.
“Insurance Policies” has the meaning set forth in Section 5.17.
“Intellectual Property” means any and all rights, title, and interests in and to all intellectual property rights of every kind and nature however denominated, in any jurisdiction throughout the world, including the following: (a) trademarks, trade names, trade dress, brands, logos, service marks and all other indicia of origin; (b) copyrights and works of authorship, whether or not copyrightable; (c) trade secrets, database rights, confidential know-how and all other proprietary rights in Technology; (d) patents; (e) domain names and social media accounts and handles; and (f) rights of privacy and publicity, and moral rights; in each case ((a) through (f)), including all applications and registrations, recordings, licenses, common-law rights, statutory rights, administrative rights, and contractual rights and the goodwill and activities relating to, connected with the use of or symbolized by the foregoing.
“Intercompany” shall mean any Contract or other arrangement between any member of the Seller Group or its Affiliates (other than the Company and the Company Subsidiaries), on the one hand, and any of the Company or the Company Subsidiaries, on the other hand, including, any intercompany notes, cash advances, payables, and receivables, as applicable.
“Interim Financial Statements” has the meaning set forth in Section 5.8(a).
“IP License” has the meaning set forth in Section 5.9(a).
“IRS” means the United States Internal Revenue Service.
“January Balance Sheet Date” has the meaning set forth in Section 5.8(a).

“Knowledge of the Company” or any similar phrase means that each of the individuals set forth on Schedule 1.1, as of the time of determination (a) has actual knowledge of the fact or other matter at issue or (b) should have had actual knowledge of such fact or other matter at issue after reasonable investigation of such person’s direct reports who are reasonably expected to have actual knowledge of such fact or matter at issue.
“Labor Union” means any labor union, works council or other employee representative body.
“Law(s)” means any foreign, federal, state or local law (including international conventions, protocols and treaties), common law, Order, statute, standard, regulation, resolution, code, ordinance, policy, rule, promulgation or other requirement of any Governmental Authority or any similar provision having the force or effect of law.
“Leakage” means any (i) dividends or distributions declared, paid or made on any Equity Interests of the Company or any of the Company Subsidiaries (in cash or in kind); (ii) payments made or assets transferred by the Company or any Company Subsidiary to the Seller, any of its respective Affiliates or any third party, other than as contemplated by this Agreement; (iii) Liabilities assumed, indemnified or incurred by the Company or any Company Subsidiary for the benefit of the Seller, any of its respective Affiliates or any third party, other than pursuant to this Agreement, in each case where such dividends, declarations, payments, transfers, assumptions, indemnifications or incurrences occur after the Calculation Time and prior to the Closing; provided, however, that for the avoidance of doubt, Leakage shall not include any dividends, declarations, payments, transfers, assumptions, indemnifications or incurrences in the Ordinary Course of Business.
“Leased Real Property” has the meaning set forth in Section 5.18(b).
“Leases” has the meaning set forth in Section 5.18(b).
“Letters of Credit” has the meaning set forth in Section 7.11(a).
“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due and whether or not required under GAAP to be accrued on the financial statements of such Person.
“Lookback Date” means January 1, 2016.
“Losses” has the meaning set forth in Section 8.2.
“LPHFSA Plan” has the meaning set forth in Section 7.4(e).
“Material Adverse Effect” means any change, event, condition, circumstance, occurrence or development that, when considered either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the business, operations, results of operations, condition (financial or otherwise), properties or assets of the Company and the Company

Subsidiaries, taken as a whole, or (b) the ability of the Company or the Seller to consummate the Contemplated Transactions.
“Material Contracts” has the meaning set forth in Section 5.11.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.
“New Plans” has the meaning set forth in Section 7.4(b).
“New Plans Commencement Date” has the meaning set forth in Section 7.4(b).
“Non-Assigned Asset” has the meaning set forth in Section 7.10(b).
“Notice of Disagreement” has the meaning set forth in Section 2.3(c).
“OFAC” means the Office of Foreign Assets Control.
“Order” means any judgment, order, writ, injunction, decision, ruling, verdict, decree, consent decree, award, assessment, settlement, stipulation, determination, administrative order or compliance order of, or agreement with, any Governmental Authority.
“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business that is consistent with the past customs and practices of such Person (including past practice with respect to quantity, amount, magnitude and frequency, standard employment and payroll policies and past practice with respect to management of working capital and the making of capital expenditures) and that is taken in the ordinary course of the normal day-to-day operations of such Person.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of incorporation or organization and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all by-laws, voting agreements, member agreements and similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.
“Owned Intellectual Property” has the meaning set forth in Section 5.9(a).
“Owned Real Property” has the meaning set forth in Section 5.18(a).
“Parent” has the meaning set forth in the Recitals.
“Parent FSA Plans” has the meaning set forth in Section 7.4(e).
“Parent Group” means (i) the “affiliated group” as defined in Code Section 1504(a) of which Parent is the common parent, and (ii) with respect to each state, local or foreign jurisdiction in which Parent or any of its Affiliates (other than the Company or any Company Subsidiary) is the common parent and which files a consolidated, combined, or unitary Tax Return and in which the Company or a Company Subsidiary is subject to Tax, the group with respect to which such Tax Return is filed.
“Parent Plan” has the meaning set forth in Section 5.14(a).
“Payoff Letters” has the meaning set forth in Section 2.2(a)(vi).
“Permit” means, with respect to any Person, any license, franchise, permit, consent, approval, right, privilege, certificate, Order or other similar authorization issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Permitted Encumbrances” means, (a) Encumbrances disclosed in the Financial Statements (b) Encumbrances for Taxes, assessments and other government charges not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on the books of the Company in accordance with GAAP, (c) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like Encumbrances, (excluding any such liens that would be a violation of lease obligations of the Company or a Company Subsidiary), (d) Encumbrances relating to purchase money security interests entered into in the Ordinary Course of Business, (e) Encumbrances in respect of pledges or deposits under workers’ compensation Laws or similar legislation, unemployment insurance or other types of social security or to secure government Contracts and similar obligations, (f) non-monetary Encumbrances and minor defects or irregularities in title (other than with respect to Intellectual Property) that do not materially affect the current use, occupancy or value of the underlying asset, and (g) easements, rights of way, zoning ordinances and other similar non-monetary Encumbrances imposed by Governmental Authorities having jurisdiction over any Owned Real Property which are not violated in any material respect by the current use or occupancy or contemplated use and operation of the Owned Real Property.
“Person” means any individual, corporation (including any not for profit corporation), general or limited partnership, limited liability partnership, joint venture, estate, trust, firm, company (including any limited liability company or joint stock company), association, organization, entity or Governmental Authority.
“Personal Information” means any information that (a) is subject to Handling obligations under Law or Contract, (b) is subject to a requirement, under Law or Contract, that any Person be notified if such information is lost, misused, wrongly accessed, wrongly acquired or compromised; (c) alone or in combination with other information can be used to identify an individual Person; or (d) constitutes any health or other sensitive information of an individual Person.
“Post-Closing Transfers” has the meaning set forth in Section 7.10(b).
“Pre-Closing Statement” has the meaning set forth in Section 2.3(a).
“Privileged Communications” has the meaning set forth in Section 9.18(b).
“Purchase Price” has the meaning set forth in Section 2.1(b).

“R&W Insurance Policy” means the buy side representations and warranties insurance policy conditionally bound in connection with the Contemplated Transactions.
“Real Property” has the meaning set forth in Section 5.18(b)
“Reed Smith” has the meaning set forth in Section 9.18(a).
“Representatives” means, with respect to any Person, any director, officer, agent, employee, general partner, member, stockholder, advisor or representative of such Person.
“Requesting Person” has the meaning set forth in Section 7.3.
“Restricted Party” means any Person included on one or more of the Restricted Party Lists, or any Person owned by or acting on behalf of a Person included on one or more of the Restricted Party Lists.
“Restricted Party Lists” includes the list of sanctioned entities maintained by the United Nations; the Specially Designated Nationals and Blocked Persons List, the Foreign Sanctions Evaders List, and the Sectoral Sanctions Identifications List, all administered by OFAC; the U.S. Denied Persons List, the U.S. Entity List, and the U.S. Unverified List, all administered by the U.S. Department of Commerce; the consolidated list of Persons, Groups and Entities subject to European Union Financial Sanctions, as implemented by the European Union Common Foreign Security Policy; and similar lists of restricted parties maintained by other Governmental Authority.
“Restrictive Covenant Agreement” means the Restrictive Covenant Agreement, dated as of the date hereof, by and between Parent, the Seller, the Buyer and the Company.
“Retaining Party” has the meaning set forth in Section 7.3.
“Sale Bonus” means any Change of Control Payments payable to any of the Company’s current or former managers, directors, officers, employees or other service providers.
“Securities Act” has the meaning set forth in Section 6.9.
“Seller” has the meaning set forth in the introductory paragraph of this Agreement.
“Seller Adjustment Amount” has the meaning set forth in Section 2.3(d).
“Seller Group” has the meaning set forth in Section 9.8.
“Seller Note” means that certain promissory note, dated as of the date hereof, by and between Long Range Holdings LLC, as the Borrower, and the Seller, as the Holder, pursuant to which, among other things, Long Range Holdings LLC promises to pay to the Seller, the sum of the Seller Note Amount on the terms set forth therein.
“Seller Note Amount” means $12,000,000.

“Seller Releasing Party” has the meaning set forth in Section 9.7.
“Software” means computer software and databases, including object code, source code, firmware and embedded versions thereof and documentation related thereto.
“Subsidiaries” means, with respect to any specified Person, any other Person of which such specified Person, directly or indirectly through one or more Subsidiaries, (a) owns at least 50% of the outstanding Equity Interests entitled to vote generally in the election of the board of directors or similar governing body of such other Person, or (b) has the power to generally direct the business and policies of that other Person, whether by contract or as a general partner, managing member, manager, joint venturer, agent or otherwise.
“System” or “Systems” means all Software, hardware, networks, databases, electronics, platforms, servers, interfaces, applications, websites and related information technology systems and services, including any outsourced systems and services.
“Tax” or “Taxes” means any United States or foreign, state or local income, gross receipts, sales, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, use, transfer, escheat, unclaimed property, value added, alternative or add-on minimum, estimated or other tax, including any interest, penalty, or addition thereto, in each case whether disputed or not.
“Tax Returns” means any report, declaration, return, information return, claim for refund, election, disclosure, estimate or statement filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedule or attachment thereto, and including any amendments thereof.
“Technology” means all inventions, works, discoveries, innovations, know-how, information (including ideas, research and development, formulas, algorithms, compositions, processes and techniques, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, business and marketing plans and proposals, graphics, illustrations, artwork, documentation, and manuals), Systems, integrated circuits and integrated circuit masks, equipment, and all other forms of technology and business materials, whether tangible or intangible, embodied in any form, whether or not protectable or protected by patent, copyright, mask work right, trade secret law, or otherwise, and all documents and other materials recording any of the foregoing.
“Transaction Documents” means any and all agreements, documents, certificates or instruments being executed and delivered by the parties in connection with the Contemplated Transactions, including this Agreement, the Transition Services Agreement, the Seller Note, and the Restrictive Covenant Agreement.
“Transaction Expenses” means, as of immediately prior to the Closing, all unpaid out-of-pocket fees, costs and expenses (whether or not invoiced and whether accruing before, on or after the Closing) incurred by or on behalf of, or otherwise payable by, the Company and/or the Company

Subsidiaries as a result of, or in connection with, the Contemplated Transactions, including: (a) all fees (including any brokerage fees, commissions or finders fees), costs and expenses of legal counsel, accountants, financial advisors and other representatives and consultants, (b) all Change of Control Payments and (c) all fees and expenses associated with hosting any virtual data room.
“Transfer Taxes” has the meaning set forth in Section 7.5.
“Transition Services Agreement” means the Transition Services Agreement, dated as of the date hereof, by and between Parent, the Seller, the Buyer, and the Company.
“Treasury Regulations” means the Treasury regulations promulgated under the Code.
“Working Capital” means, as of any time, all Current Assets minus all Current Liabilities.
1.2    Interpretive Provisions. Unless the express context otherwise requires:
(a)    the words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement;
(b)    terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa;
(c)    the terms “Dollars” and “$” mean United States Dollars;
(d)    references herein to a specific Section, Subsection, Recital, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Exhibits of this Agreement;
(e)    wherever the word “include,” “includes,” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”;
(f)    references herein to any gender shall include each other gender;
(g)    references herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity;
(h)    references herein to any Contract (including this Agreement) means such Contract as amended, supplemented or modified from time to time in accordance with the terms thereof;
(i)    with respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding”;
(j)    references herein to any Law or any license mean such Law or license as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time;

(k)    the word “or” is not exclusive; and
(l)    references herein to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder.
ARTICLE 2

PURCHASE AND SALE OF THE COMPANY SHARES
2.1    Purchase and Sale of the Company Shares.
(a)    Upon and subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller shall sell, transfer and deliver to the Buyer, and the Buyer shall purchase from the Seller, all right, title and interest in and to, the Company Shares, free and clear of all Encumbrances, other than restrictions on transfer arising solely under applicable federal or state securities Laws.
(b)    The aggregate consideration for the purchase and sale of the Company Shares contemplated by this Section 2.1 will be equal to the sum of (i) the Estimated Closing Payment, subject to adjustment pursuant to the terms hereof (as finally agreed or determined in accordance with Section 2.3(c)), plus (ii) the Seller Note Amount (the “Purchase Price”).
2.2    Transactions to be Effected at the Closing. At or prior to the Closing, the following transactions shall be effected by the parties to this Agreement:
(a)    The Seller and/or the Company, as applicable, shall deliver or cause to be delivered to the Buyer:
(i)    the Pre-Closing Statement as required by Section 2.3(a);
(ii)    certificates representing the Company Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer;
(iii)    evidence, in form and substance reasonably satisfactory to the Buyer, of the resignations or removal of the members of the Board of Directors (or similar governing body) and officers of the Company and the Company Subsidiaries as requested by the Buyer in writing at least five (5) days prior to the Closing, such resignations or removal to be effective concurrently with the Closing;
(iv)    a duly executed certificate, in form and substance reasonably satisfactory to the Buyer, from the Seller of non-foreign status in a form and manner that complies with Section 1445 of the Code and the Treasury Regulations thereunder;
(v)    each Transaction Document to which the Seller, the Company or any of their respective Affiliates are a party, duly executed by each such party;

(vi)    duly executed payoff and release, termination or other similar documentation, in form and substance satisfactory to the Buyer, releasing the Company and the Company Subsidiaries from all Indebtedness and terminating any and all Encumbrances on any assets securing such Indebtedness (the “Payoff Letters”);
(vii)    a certificate of good standing with respect to the Company and each Company Subsidiary issued by the relevant Governmental Authority of each of their respective jurisdictions of organization, in each case dated as of a date no earlier than 10 days prior to the date hereof;
(viii)    a certificate dated as of the Closing Date, duly executed by an authorized officer of the Seller certifying as to: (A) the names and incumbency of each of the officers of the Seller executing this Agreement and any other Transaction Documents; (B) the Organizational Documents of the Seller; (C) the resolutions approving this Agreement and the Contemplated Transactions on behalf of the Seller; and
(ix)    a certificate dated as of the Closing Date, duly executed by an authorized officer of the Company certifying as to: (A) the names and incumbency of each of the officers of the Company executing this Agreement and any other Transaction Documents; (B) the Organizational Documents of the Company; and (C) the resolutions approving this Agreement and the Contemplated Transactions on behalf of the Company.
(b)    The Buyer shall make or deliver or cause to be made or delivered:
(i)    the following payments:
(A)    to the Seller, the Estimated Closing Payment, by wire transfer of immediately available funds to the bank account designated in writing by the Seller to the Buyer prior to the Closing Date;
(B)    on behalf of the Company or applicable Company Subsidiary, the amounts payable to each counterparty or holder of Indebtedness identified on Schedule 2.2(b)(i)(B), in order fully to discharge such Indebtedness and terminate all applicable Encumbrances related thereto, which shall be sent by the Buyer to the Persons identified in, and in accordance with, the Payoff Letters;
(C)    the Estimated Transaction Expenses (other than the Sale Bonuses), which shall be sent by the Buyer to the Persons entitled thereto by wire transfer of immediately available funds in accordance with wire instructions provided by the Seller;
(D)    to the Company, the aggregate amount of the Sale Bonuses, by wire transfer of immediately available funds in accordance with wire instructions provided by the Seller; provided that, promptly following the Closing, the Company shall make payments to each Person in the amount set forth opposite such Person’s name on the Pre-Closing Statement (less any applicable Taxes required to be deducted or withheld) utilizing the payroll system of the Company or the Company Subsidiaries, as applicable; and
(ii)    to the Seller, each Transaction Document to which the Buyer is a party, duly executed by the Buyer.
2.3    Purchase Price Adjustment.
(a)    At least two (2) Business Days prior to the Closing Date, Parent shall deliver to the Buyer a reasonably detailed statement (the “Pre-Closing Statement”), certified by a duly authorized officer of Parent, setting forth Parent’s good faith calculation of (i) the Estimated Closing Cash, (ii) the Estimated Closing Indebtedness, and (iii) the Estimated Transaction Expenses, and (iv) the Closing Working Capital, which Pre-Closing Statement shall represent and certify that Closing Working Capital is greater than or equal to $68,000,000.
(b)    Within ninety (90) days after the Closing Date, the Buyer shall deliver to the Seller a reasonably detailed statement (the “Closing Statement”) setting forth the Buyer’s good faith calculation of (i) the Closing Cash, (ii) the Closing Indebtedness, and (iii) the Closing Transaction Expenses.
(c)    The Closing Statement shall be final, conclusive and binding upon the parties hereto at 5:00 p.m. New York City time on the thirtieth (30th) day following the date on which the Closing Statement was delivered to the Seller unless the Seller delivers written notice of its disagreement with the Closing Statement (a “Notice of Disagreement”) to the Buyer prior to such date. Any Notice of Disagreement shall specify in reasonable detail the nature of any disagreement so asserted and the Seller’s good faith alternative calculation of any element of the Closing Statement so disputed. Any item or amount to which no dispute is raised in the Notice of Disagreement shall be final, conclusive and binding upon the parties hereto. If a Notice of Disagreement is received by the Buyer in a timely manner pursuant to this Section 2.3(c), then any item or amount to which a dispute is raised in the Notice of Disagreement (as revised in accordance with this sentence) shall become final and binding upon the Seller and the Buyer on the earlier of (i) the date the Seller and the Buyer resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement or (ii) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the fourteen (14) day period following the delivery of a Notice of Disagreement, the Seller and the Buyer shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. If at the end of such fourteen (14) day period the Seller and the Buyer have not resolved in writing the matters specified in the Notice of Disagreement, the Seller and the Buyer shall submit only those matters that remain in dispute to (i) an independent certified public accounting firm in the United States of national reputation mutually acceptable to the Buyer and the Seller; or (ii) if the Buyer and the Seller are unable to mutually agree to an independent certified public accounting firm within ten (10) Business Days of the end of such period, then within an additional ten (10) Business Days, the Buyer and the Seller shall each select one such firm and those two firms shall, within ten (10) Business Days after their selection, select a third (3rd) such firm (the firm selected in accordance with clause (i) or the third firm selected in accordance with clause (ii), as applicable, the “Accounting Firm”). The Seller and the Buyer shall use reasonable efforts to cause the Accounting Firm to render a written decision resolving the matters submitted to the Accounting Firm within thirty (30) days of the receipt of such submission. The scope of the disputes to be resolved by the Accounting Firm shall be limited solely to those then unresolved items and amounts specifically set forth and objected to in the Notice of Disagreement that are submitted to the Accounting Firm and, with respect to those specific items and amounts, fixing mathematical errors and determining whether the specific items and amounts in dispute were determined in accordance with the terms of this Agreement, and no other matters. The Accounting Firm’s decision shall be (x) based solely on written submissions by the Seller and the Buyer and their respective Representatives (and it shall not permit or authorize discovery or hear testimony) and not by independent review, (y) made strictly in accordance with the terms of this Agreement and (z) final and binding on all of the parties hereto absent manifest error. The Accounting Firm may not assign a value greater than the greatest value for such item claimed by either party or smaller than the smallest value for such item claimed by either party. The fees and expenses of the Accounting Firm incurred pursuant to this Section 2.3 shall be borne pro rata as between the Seller, on the one hand, and the Buyer, on the other hand, in proportion to the final allocation made by such Accounting Firm of the disputed items weighted in relation to the claims made by the Seller and the Buyer, such that the prevailing party pays the lesser proportion of such fees, costs and expenses. The Seller and the Buyer each agrees to use its reasonable efforts to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.
(d)    Upon the final determination of the Final Closing Cash, the Final Closing Indebtedness, and the Final Transaction Expenses, (i) the Estimated Closing Payment shall be increased (any such increase, the “Seller Adjustment Amount”) by the sum of (A) the amount, if any, that the Final Closing Cash exceeds the Estimated Closing Cash, (B) the amount, if any, that the Estimated Closing Indebtedness exceeds the Final Closing Indebtedness, and (C) the amount, if any, that the Estimated Transaction Expenses exceeds the Final Transaction Expenses and (ii) the Estimated Closing Payment shall be decreased (any such decrease, the “Buyer Adjustment Amount”) by the sum of (A) the amount, if any, that the Estimated Closing Cash exceeds the Final Closing Cash, (B) the amount, if any, that the Final Closing Indebtedness exceeds the Estimated Closing Indebtedness, and (C) the amount, if any, that the Final Transaction Expenses exceeds the Estimated Transaction Expenses.
(i)    If the Seller Adjustment Amount exceeds the Buyer Adjustment Amount, within five (5) Business Days after the Final Closing Cash, the Final Closing Indebtedness, and the Final Transaction Expenses are determined, the Buyer shall make payment by wire transfer of immediately available funds to the Seller in the amount of any such excess.
(ii)    If the Buyer Adjustment Amount exceeds the Seller Adjustment Amount, within five (5) Business Days after the Final Closing Cash, the Final Closing Indebtedness, and the Final Transaction Expenses are determined, the Seller shall make payment by wire transfer of immediately available funds to the Buyer in the amount of any such excess; provided that, if the Seller fails to make such payment within such five (5) Business Day period, Parent and the Seller shall be jointly and severally liable for the payment of such excess, and Parent and the Seller shall be required to pay to the Buyer by wire transfer of immediately available funds such excess as promptly as practicable following such period.
(iii)    Each of the parties hereto acknowledges and agrees that the adjustment provisions set forth in this Section 2.3 shall be the sole and exclusive remedy of the Buyer and the Seller with respect to (A) determining whether or not any adjustment would be made to the Estimated Closing Payment pursuant to this Section 2.3 (whether or not any such adjustment was, in fact, made), and/or (B) determining the amount of any such adjustment.
(e)    No actions taken by the Buyer on its own behalf or on behalf of the Company or the Company Subsidiaries following the Closing shall be given effect for purposes of determining the Final Closing Cash, the Final Closing Indebtedness, or the Final Transaction Expenses.
(f)    The Buyer, the Company, and any other applicable withholding agent shall be entitled to deduct and withhold, from any amounts payable under this Agreement any withholding Taxes or other amounts required under the Code or any applicable Law to be deducted and withheld. To the extent that any such amounts are so deducted or withheld and are paid over to the proper Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
(g)    During the period of time from and after the Seller’s receipt of the Closing Statement through the determination of the Final Closing Cash, the Final Closing Indebtedness, and the Final Transaction Expenses in accordance with this Section 2.3, the Buyer shall afford, and shall cause the Company, the Company Subsidiaries and the Buyer’s other Affiliates (to the extent such Affiliates were involved in the preparation of the Closing Statement) to afford, the Seller and its Representatives (including any accountants, counsel or financial advisers retained by the Seller in connection with the review of the Closing Cash, the Closing Indebtedness, and the Closing Transaction Expenses in accordance with this Section 2.3), access during normal business hours upon reasonable advance notice to the books and records, contracts, personnel and Representatives (including any accountants) who were involved in the preparation of the Closing Statement of the Company, the Company Subsidiaries and such Representatives (including the work papers of any accountants) relevant to the review of the Closing Statement and the Buyer’s determination of the Closing Cash, the Closing Indebtedness, and the Closing Transaction Expenses, in accordance with this Section 2.3.
ARTICLE 3

THE CLOSING
3.1    Closing; Closing Date. The closing of the sale and purchase of the Company Shares contemplated hereby (the “Closing”) shall take place substantially concurrently with the execution and delivery of this Agreement at the offices of Reed Smith LLP, 599 Lexington Avenue, New York, NY 10022, on the date hereof, or at such other time, place and date and in such manner (including by electronic means) as the parties hereto shall mutually agree (the “Closing Date”).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE SELLER
Except as otherwise set forth in a Schedule attached hereto, the Seller represents and warrants to the Buyer as of the Closing as follows:
4.1    Organization. The Seller is a limited liability company, duly formed, validly existing and in good standing under the Laws of the jurisdiction in which it is organized.
4.2    Binding Obligations. The Seller has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party, and to consummate the Contemplated Transactions. The execution, delivery and performance by the Seller of this Agreement and each Transaction Document to which it is a party and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of the Seller. This Agreement has been duly executed and delivered by the Seller and, assuming that this Agreement constitutes the legal, valid and binding obligations of the Buyer, constitutes the legal, valid and binding obligations of the Seller, enforceable against the Seller in accordance with its terms, except to the extent that the enforceability thereof may be limited by: (a) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar Laws from time to time in effect affecting generally the enforcement of creditors’ rights and remedies and (b) general principles of equity (collectively, the “Equitable Exceptions”).
4.3    No Defaults or Conflicts. The authorization, execution, delivery and performance by the Seller of this Agreement and each Transaction Document to which it is a party and the consummation by the Seller of the Contemplated Transactions do not and will not: (a) assuming the taking of each action by (including obtaining each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case as disclosed on Schedule 4.4, conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Law applicable to the Seller or its business or assets; or (b) conflict with, or result in any violation or breach of, or default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration, or the loss of any benefit under, or require any consent, approval, or waiver from or notice to any Person (except for any Governmental Authorities for which the representations in Section 4.4 are applicable) (whether after the giving of notice, lapse of time or both) pursuant to, or result in the creation of any Encumbrance upon or forfeiture of any of the rights, properties, Equity Interests or assets of the Seller under, any of the terms, conditions or provisions of (i) the Organizational Documents of the Seller, (ii) except as set forth on Schedule 4.3, any Contract, lease or license of the Seller or (iii) any Law, rule, regulation, or Order having jurisdiction over the Seller; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that, individually or in the aggregate, would not be materially adverse to the Seller, taken as a whole, or to the ability of the Seller to consummate the Contemplated Transactions.
4.4    Governmental Authorization. Except as set forth on Schedule 4.4, no consent, waiver, authorization, Order, Permit or approval or other action of, by or from, and no notice to or filing with, any Governmental Authority is required on the part of the Seller in connection with the execution, delivery and performance by the Seller of this Agreement or any other Transaction Document to which the Seller is party, the compliance by the Seller with the terms hereof and thereof or the consummation by the Seller of the Contemplated Transactions.
4.5    The Company Shares. The Seller is the record and beneficial owner of all of the Company Shares, and the Seller owns and has good and marketable title to such Company Shares, free and clear of all Encumbrances, other than restrictions on transfer arising solely under applicable federal or state securities Laws. The Seller has the full right, power and authority to transfer and deliver to the Buyer valid title to the Company Shares, free and clear of all Encumbrances, other than restrictions on transfer arising solely under applicable federal or state securities Laws. Immediately following the Closing, the Buyer will be the record and beneficial owner of such Company Shares, and have good and marketable title to such Company Shares. Except pursuant to this Agreement, there is no Contract pursuant to which the Seller has, directly or indirectly, granted any option, warrant or other right (contingent or otherwise) to any Person to acquire any Equity Interests of the Company. The Seller is not party to, and the Company Shares are not subject to, any shareholders agreement, voting agreement, member agreement, voting trust, proxy or other Contract relating to the transfer or voting of the Company Shares.
4.6    Litigation. There is no Action pending or, to its knowledge, threatened, against the Seller before any Governmental Authority which seeks to prevent the Contemplated Transactions or that otherwise has or would reasonably be likely to have a material adverse effect on the Seller’s ability to consummate the Contemplated Transactions. The Seller is not subject to any unsatisfied Order that would reasonably be expected to result in a material adverse effect on the Seller’s ability to consummate the Contemplated Transactions.
4.7    Brokers. Except for Robert W. Baird & Co., no broker, finder or similar intermediary has acted for or on behalf of the Seller or any of its Affiliates in connection with this Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Seller or any of its Affiliates or any action taken by them.
4.8    Seller’s Reliance. The Seller acknowledges that, except for the representations and warranties contained in Article 6 (as modified by the Schedules), in the other Transaction Documents and in the Closing Certificates, the Seller has not relied on any other express or implied representation or warranty or other statement by or on behalf of the Buyer or any of its Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise set forth on a Schedule attached hereto, the Company represents and warrants to the Buyer at the Closing as follows:
5.1    Organization and Qualification. Each of the Company and the Company Subsidiaries is duly formed, validly existing and in good standing (to the extent such concept is applicable) under the Laws of its jurisdiction of organization. Each of the Company and the Company Subsidiaries is qualified, licensed or registered to transact business as a foreign entity and is in good standing (to the extent such concept is applicable) in each jurisdiction in which the ownership or lease of property or the conduct of its business requires such qualification, license or registration, except where the failure to be so qualified, licensed or registered would not, individually or in the aggregate, have a Material Adverse Effect. The Seller has made available to the Buyer accurate and complete copies of (a) the Organizational Documents of the Company and each of the Company Subsidiaries and (b) the minute books of the Company, which contain records of all meetings held, and other actions taken, by the Seller as the owner of the Company. At the Closing, all of such books and records will be in the possession of the Company or a Company Subsidiary.
5.2    Binding Obligations. The Company has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance of this Agreement and each Transaction Document to which it is a party by the Company and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of the Company. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by the Company and, assuming that this Agreement constitutes the legal, valid and binding obligation of the Buyer, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
5.3    No Defaults or Conflicts. The authorization, execution, delivery and performance by the Company of this Agreement and each Transaction Document to which it is a party and the consummation by the Company and the Company Subsidiaries of the Contemplated Transactions do not and will not: (a) assuming the taking of each action by (including obtaining each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case as disclosed on Schedule 5.4, conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, any Law applicable to the Company, the Company Subsidiaries, the Business or the Assets; or (b) conflict with, or result in any violation or breach of, or default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration or the loss of any benefit under, or cause the Company to incur any Change of Control Payment obligation under, or require any consent, approval or waiver from or notice to any Person (except for any Governmental Authorities for which the representations in Section 5.4 are applicable) (whether after the giving of notice, lapse of time or both) pursuant to, or result in the creation of any Encumbrance upon or forfeiture of any of the rights, properties, Equity Interests or Assets of the Company or any Company Subsidiary under, any of the terms, conditions or provisions of (i) the Organizational Documents of the

Company, (ii) except as set forth on Schedule 5.3, any Material Contract, or (iii) any Law, rule, regulation, or Order having jurisdiction over the Company; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that, individually or in the aggregate, would not be materially adverse to the Company and the Company Subsidiaries, taken as a whole, or to the ability of the Company and the Company Subsidiaries to consummate the Contemplated Transactions.
5.4    Governmental Authorization. Except as set forth on Schedule 5.4, no consent, waiver, authorization, Order, Permit or approval or other action of, by or from, and no notice to or filing with, any Governmental Authority is required on the part of the Company or any Company Subsidiary in connection with the execution, delivery and performance by the Company and each Company Subsidiary of this Agreement or any other Transaction Document to which the Company and/or the Company Subsidiaries are party, the compliance by the Company and each Company Subsidiary with the terms hereof and thereof or the consummation by the Company and each Company Subsidiary of the Contemplated Transactions.
5.5    Capitalization.
(a)    The Company Shares constitute all of the issued and outstanding Equity Interests of the Company. The Company Shares are duly authorized, validly issued, fully paid and non-assessable, and has not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar rights held by a third party, and has been issued in compliance with applicable Law. The Company has not issued any Equity Interests other than the Company Shares, and there are no options, warrants, convertible, exercisable or exchangeable securities or other rights or Contracts of any character (contingent or otherwise), existing or outstanding, which relate to any Equity Interests of the Company or other rights that are linked to the value of any Equity Interests of the Company or provide for the sale or issuance of any Equity Interest by the Company. Except as set forth on Schedule 5.5(a), the Company does not have any outstanding or authorized stock appreciation, phantom stock, stock-based performance units, profit participation or similar plans. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of the Company Shares. The Company has not violated any Laws, including any federal or state securities Laws, or any preemptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any of its Equity Interests.
(b)    There are no: (i) preemptive rights or other similar rights in respect of any Equity Interests in the Company; (ii) Encumbrances on, other than restrictions on transfer arising solely under applicable federal or state securities Laws, or other Contracts relating to, the ownership, transfer or voting of any Equity Interests the Company, or otherwise affecting the rights of any holder of the Equity Interests in the Company; or (iii) Contracts (except for the Contemplated Transactions) or provision in the Organizational Documents of the Company which obligates the Company to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, or otherwise relates to the ownership, distribution rights, redemption or disposition of, any Equity Interest in the Company.

5.6    Litigation; Governmental Orders.
(a)    Except as set forth on Schedule 5.6(a), there are no Actions pending or, to the Knowledge of the Company, threatened in writing involving the Company, any Company Subsidiary, the Assets or the Business. There are no Actions which the Company or any Company Subsidiary intends to initiate.
(b)    Except as set forth on Schedule 5.6(b), no Order has been issued that is applicable to the Company, the Company Subsidiaries, the Assets or the Business.
5.7    Subsidiaries.
(a)    Schedule 5.7(a) sets forth the name of each Company Subsidiary, and, with respect to each Company Subsidiary, the jurisdiction in which it is incorporated or organized, the jurisdictions, in which it is qualified to do business, the number of its authorized Equity Interests and the number and classes of its Equity Interests duly issued and outstanding. The Company Subsidiaries named in Schedule 5.7(a) constitute all of the direct and indirect Subsidiaries of the Company, and the Company owns, directly or indirectly, 100% of the Equity Interests of each of the Company Subsidiaries. Neither the Company nor any Company Subsidiary has made any investment in, and does not own (as a record or beneficial owner or otherwise), directly or indirectly, any debt or Equity Interest of any other Person. Neither the Company nor any Company Subsidiary has agreed to acquire any debt or Equity Interests of any other Person. There is no Encumbrance on, other than restrictions on transfer arising solely under applicable federal or state securities Laws, any of the Equity Interests of any Company Subsidiary.
(b)    The outstanding Equity Interests of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable, and have not been issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar rights held by a third party, and have been issued in compliance with applicable Law. There are no options, warrants, convertible, exercisable or exchangeable securities or other rights or Contracts of any character (contingent or otherwise), existing or outstanding, which relate to any Equity Interests of the Company Subsidiaries or other rights that are linked to the value of any Equity Interests of any Company Subsidiaries or provide for the sale or issuance of any Equity Interest by any Company Subsidiary. Except as set forth on Schedule 5.7(b), the Company Subsidiaries do not have any outstanding or authorized stock appreciation, phantom stock, stock-based performance units, profit participation or similar plans. There are no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect with respect to the voting or transfer of any Equity Interests of the Company Subsidiaries. The Company Subsidiaries have not violated any Laws, including any federal or state securities Laws, or any preemptive or other similar rights of any Person in connection with the issuance, repurchase or redemption of any of their Equity Interests.
(c)    There are no: (i) preemptive rights or other similar rights in respect of any Equity Interests in the Company Subsidiaries; (ii) Encumbrances on, or other Contracts relating to, the ownership, transfer or voting of any Equity Interests the Company Subsidiaries, or otherwise affecting the rights of any holder of the Equity Interests in any Company Subsidiary; or (iii) Contract (except for the Contemplated Transactions) or provision in the Organizational Documents of any

Company Subsidiaries which obligates any Company Subsidiary to purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, or otherwise relates to the ownership, distribution rights, redemption or disposition of, any Equity Interest in such Company Subsidiary.
5.8    Financial Statements.
(a)    Schedule 5.8(a) sets forth a copy of each of (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries as of March 31, 2018 (the “Audited Balance Sheet Date”) and March 31, 2017, and the related audited consolidated statements of income, cash flows and stockholders’ equity of the Company and the Company Subsidiaries for the fiscal years ended March 31, 2018, March 31, 2017, March 31, 2016, accompanied by any notes thereto (collectively, the “Audited Financial Statements”), and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of January 31, 2019 (the “January Balance Sheet Date”), and the related unaudited consolidated statements of income of the Company and the Company Subsidiaries for the ten (10)-month period then ended (collectively referred to as the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). Each of the Financial Statements has been prepared from and in accordance with the books and records of the Company and fairly present, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the Company Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP, except as otherwise noted therein and subject, in the case of the Interim Financial Statements, to normal and recurring year-end adjustments and the absence of notes, none of which, if presented, would be, individually or in the aggregate, material to the Company or any Company Subsidiary or the Business.
(b)    Except as set forth on Schedule 5.8(b), all accounts receivable reflected in the Interim Financial Statements (net of allowances for doubtful accounts as reflected thereon and as determined in accordance with GAAP) are (i) valid, genuine and existing, (ii) not subject to any material defenses, setoffs or counterclaims except as may be reflected in the Interim Financial Statements and (iii) not more than one hundred and twenty (120) days past due, except for amounts that are being contested in good faith.
(c)    All inventory reflected in the Financial Statements was valued and reserved for in accordance with GAAP. The inventory is at a normal and customary level based on the past practice of the Business, and the amount of such inventory is sufficient to conduct the Business in a manner substantially consistent with past practice.
(d)    Except as disclosed on Schedule 5.8(d), the Company has no material Liabilities except for (i) Liabilities specifically reflected and adequately reserved on the face of the Audited Financial Statements and (ii) Liabilities incurred in the Ordinary Course of Business since the Audited Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, a Contract or any Law). Neither the Company nor any Company Subsidiary has any off-balance sheet transactions, arrangements, obligations or relationships.
5.9    Intellectual Property.

(a)    Schedule 5.9(a) sets forth a list of all (i) registered items of Intellectual Property that are (A) owned or purported to be owned by the Company or a Company Subsidiary and (B) owned or purported to be owned by Parent or the Seller and material to the operation of the Business, and (ii) unregistered items of Intellectual Property that are owned or purported to be owned by the Company or a Company Subsidiary and that are material to the operation of the Business ((i) and (ii), collectively the “Owned Intellectual Property”), and (iii) all Contracts relating to Intellectual Property to which Parent or the Seller (solely to the extent such Contracts relate to the Business) or the Company or a Company Subsidiary is a party or that otherwise relates to the Business and, in each case, requiring payments to or by the Company or a Company Subsidiary in excess of $50,000 annually (each such license agreement, an “IP License”).
(b)    All worldwide rights, titles, and interests in and to each item of Owned Intellectual Property are owned solely and exclusively by the Company or a Company Subsidiary free and clear of all Encumbrances, other than Permitted Encumbrances. Each registered item of Owned Intellectual Property is valid, subsisting, and enforceable, and the Company or a Company Subsidiary is the owner of record of all such items. With respect to all IP Licenses, neither the Company nor any Company Subsidiary or, to the Knowledge of the Company, any other party to any such IP License, is in breach of or default under such IP License in any material respect. Each IP License (i) is a legal and binding obligation of the Company or such Company Subsidiary, as applicable, and, to the Knowledge of the Company, the other relevant parties thereto, and (ii) is in full force and effect, enforceable against the Company or such Company Subsidiary, as applicable, and, to the Knowledge of the Company, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
(c)    Neither the validity, legality, enforceability, use, or scope of, nor Parent’s, the Seller’s, the Company’s or any Company Subsidiary’s title to, any Owned Intellectual Property is currently being challenged in any litigation or other Actions, nor, to the Knowledge of the Company, is any such litigation or Action threatened. No item of Owned Intellectual Property is subject to any outstanding Order.
(d)    To the Knowledge of the Company, no Person has interfered with, infringed, diluted, misappropriated, or violated any Owned Intellectual Property, in any material respect. Neither Parent, the Seller, the Company nor any Company Subsidiary, has brought or threatened any Action against any Person alleging interference with, infringement, dilution, misappropriation, or violation of any Owned Intellectual Property in any material respect (including any invitation to license or request or demand to refrain from using any Owned Intellectual Property) or any Intellectual Property licensed pursuant to an IP License.
(e)    None of the Company or any Company Subsidiary, and neither the use of any products or services of the Company or any Company Subsidiary nor the use of any Owned Intellectual Property, interferes with, infringes, dilutes, misappropriates, or violates any Intellectual Property of any Person, in any material respect. Neither Parent, the Seller, the Company nor any Company Subsidiary, has received notice of any Action alleging interference with, infringement, dilution, misappropriation, or violation of the Intellectual Property of any Person in any material respect (including any invitation to license or request or demand to refrain from using any Intellectual Property of any Person in connection with the conduct of the Business).
(f)    Parent, the Seller, the Company and the Company Subsidiaries have maintained commercially reasonable practices to protect the confidentiality of the Company’s and the Company Subsidiaries’ confidential information and trade secrets and have required all employees and other Persons with access to the Company’s or a Company Subsidiary’s confidential information to execute Contracts requiring such Persons to maintain the confidentiality of such information and use such information only for the benefit of the Company and the Company Subsidiaries. All current and former employees and contractors of Parent, the Seller, the Company or a Company Subsidiary who contributed to any Intellectual Property material to the Company or a Company Subsidiary have executed Contracts that assign to the Company or a Company Subsidiary all of such Person’s respective rights relating to such Intellectual Property.
(g)    The Company or a Company Subsidiary (i) lawfully owns, leases or licenses, or is lawfully permitted to use, all Systems that are used or held for use in the operations of the Business (the “Company Systems”), and will continue to have such rights in the Company Systems, or be permitted to continue to use the Company Systems pursuant to and subject to the terms of the Transition Services Agreement, as applicable, immediately after the Closing. The Company Systems are reasonably sufficient for the immediate needs of the Business as conducted as of the Closing. In the past three (3) years, there has been no failure or other material substandard performance of any Company System, in each case which has caused a material disruption to the Company or any Company Subsidiary. Neither Parent, the Seller, the Company nor any Company Subsidiary is in breach of any Contract relating to the Company Systems. Neither the Company nor any Company Subsidiary has been subjected to an audit of any kind in connection with any license or other Contract pursuant to which the Company or any Company Subsidiary holds rights to any third party Software, nor has the Company nor any Company Subsidiary received any notice of intent to conduct any such audit.
(h)    The Company’s and the Company Subsidiaries’ Handling of any Personal Information is in compliance with Law and Contracts (including privacy policies and terms of use) applicable to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is bound. The Company and the Company Subsidiaries maintain and comply with written policies and procedures regarding data security and privacy and maintain administrative, technical, and physical safeguards that are reasonable and, in any event, in compliance in all material respects with all Law and Contracts applicable to the Company or any Company Subsidiary or to which the Company or any Company Subsidiary is bound. To the Knowledge of the Company, there has been no (i) unauthorized acquisition of, access to, loss of, or misuse (by any means) of any Personal Information, confidential information or trade secret, or (ii) unauthorized or unlawful Handling of any Personal Information, confidential information or trade secret, in each case, used or held for use by or on behalf of the Company or any Company Subsidiary. The Seller and Parent have sufficient rights pursuant to Contracts to transfer all Personal Information primarily related to the Business to the Company and the Company Subsidiaries as contemplated by the Transaction Documents.

5.10    Compliance with Laws.
(a)    The Company and each of the Company Subsidiaries are, and since the Lookback Date have been, in compliance in all material respects with all Laws applicable to the Assets or the operation of the Business. Since the Lookback Date, the Company and the Company Subsidiaries have not received any written notice or, to the Knowledge of the Company, any other communication from any Governmental Authority regarding any actual or alleged failure to comply in any material respect with any Law applicable to the Assets or the operation of the Business.
(b)    None of the Company, any of the Company Subsidiaries, any of their respective directors, officers, employees or, to the Knowledge of the Company, any of their respective representatives or agents, in each case, acting on behalf of the Company or the Company Subsidiaries, has since the Lookback Date, directly or knowingly indirectly in respect of the Company, the Company Subsidiaries or the Business: (i) used any funds of the Company or the Company Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other unlawful expenses relating to political activity; (ii) made, offered, promised, or authorized any payment or gift of money or anything of value to or for the benefit of any official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority (including any official or employee of any directly or indirectly government owned or controlled entity, and any officer or employee of a public international organization, as well as any Person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization) or anyone else with which the Company or any of the Company Subsidiaries do business for the purpose of securing any improper advantage or action to assist the Company or any of the Company Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person; or (iii) otherwise violated any applicable Anti-Corruption Laws. The Company and the Company Subsidiaries have established and continue to maintain internal controls and procedures reasonably designed to ensure compliance with Anti-Corruption Laws, and have and do maintain books and records in a manner that, in reasonable detail, accurately and fairly reflects in all material respects their transactions and dispositions of their respective assets. Neither the Company nor any of the Company Subsidiaries (nor to the Knowledge of the Company, any of their respective directors, officers, representatives, agents or employees) is or has been the subject of any investigations, reviews, audits, or inquiries related to Anti-Corruption Laws, and no investigation, review, audit, or inquiry related to Anti-Corruption Laws is pending or, to the Knowledge of the Company, threatened.
(c)    Except as set forth on Schedule 5.10(c), none of the Company, the Company Subsidiaries, any of their respective directors, officers or employees or, to the Knowledge of the Company, any of their respective representatives, or agents, in each case, acting on behalf of the Company or the Company Subsidiaries, has since the Lookback Date, directly or knowingly indirectly in respect of the Company, the Company Subsidiaries or the Business, violated any applicable Global Trade Laws. None of the Company, any Company Subsidiary, any of their respective directors, officers or employees or, to the Knowledge of the Company, any of their respective representatives or agents, is or has been, nor is or has engaged in any business or dealings, directly or indirectly, with or for the benefit of, a Restricted Party. None of the Company or any Company Subsidiary (nor, to the best of the Knowledge of the Company, any of their respective directors, officers, representatives, agents or employees) is or has been the subject of any investigations, reviews, audits, or inquiries by any Governmental Authority related to Global Trade Laws, and no investigation, review, audit, or inquiry by any Governmental Authority related to Global Trade Laws is pending or, to the Knowledge of the Company, threatened.
5.11    Contracts.
(a)    Schedule 5.11 sets forth a correct and complete list of the following Contracts (other than Employee Plans, IP Licenses, Insurance Policies, Company Permits, purchase orders and Leases) to which the Seller, the Company or any Company Subsidiary is a party, or by which any of them or any of their assets is bound, as of the date hereof that relates to the Business (together with the Employee Plans, the IP Licenses, the Insurance Policies and the Leases, each a “Material Contract” and, collectively, the “Material Contracts”):
(i)    any Contract or group of related Contracts pursuant to which pursuant to which (i) consideration payable in fiscal year 2019 is likely to be more than $300,000 in the aggregate or (ii) consideration to be received in fiscal year 2019 is likely to be more than $300,000 in the aggregate;
(ii)    any Contract with an employee, independent contractor or other service provider of the Company or a Company Subsidiary with an annual remuneration (salary, any target variable compensation and bonus) in excess of $150,000, excluding any offer letters entered into the Ordinary Course of Business that do not contain any material terms or grant any material rights that differ from those contained in the Company’s standard form offer letter then in effect;
(iii)    any Contract pursuant to which the Company or any Company Subsidiary has incurred any Indebtedness or the guarantee thereof;
(iv)    any Contract that grants exclusivity or that otherwise restricts the rights or ability of the Seller, the Company or any Company Subsidiary to conduct the Business, including the ability to operate in any geographic area or line of business, solicit or hire employees or use, develop, distribute, enforce or exploit any Intellectual Property (including exclusive license grants to any Person, co-existence agreements, covenants not to sue, and similar arrangements, but excluding general restrictions on confidentiality and employee non-solicit covenants entered into with customers and vendors in the Ordinary Course of Business);
(v)    any Contract that is a lease under which the Seller (as it relates to the Business), the Company or any Company Subsidiary is lessor of, or permits any third party to hold or operate any, tangible property (other than real property), owned or controlled by the Seller (as it relates to the Business), the Company or any Company Subsidiary;
(vi)    any Contract or binding term sheet relating to the disposition or acquisition of any material business, or any merger or business combination with respect to the Company, the Company Subsidiaries or the Business, or any completed material business acquisition or disposition by the Seller (as it relates to the Business), the Company or any Company Subsidiary within the last three (3) years, excluding any non-disclosure agreements entered into in connection therewith;
(vii)    any Contract containing a “most-favored nation” clause or any similar term that provides preferred pricing or treatment;
(viii)    any Contract that grants rights of first refusal, rights of first offer, rights of first negotiation or other similar rights to any Person with respect to the sale (whether by merger or otherwise) of the Equity Interests of the Company or any Company Subsidiary;
(ix)    any Contract pursuant to which the Seller (as it relates to the Business), the Company or any Company Subsidiary has agreed to settle or compromise any pending or threatened Action and under which: (a) the Seller, the Company, any Company Subsidiary or the Business, as applicable, has continuing obligations or (b) equitable relief, fines or criminal penalties are imposed;
(x)    any Contract under which the Seller, the Company or any Company Subsidiary has permitted any material asset (whether tangible or intangible) or property of the Company or any Company Subsidiary to become subject to any Encumbrance (other than a Permitted Encumbrance);
(xi)    any Contract that is an agency, dealer, distributor, sales representative or other similar agreement;
(xii)    any outstanding general or special powers of attorney executed by or on behalf of the Company or any Company Subsidiary;
(xiii)    any Contract relating to any outstanding commitment for capital expenditures in excess of $50,000 individually or $150,000 in the aggregate;
(xiv)    any Contract with any Governmental Authority providing for annual payments in excess of $100,000, other than the Company Permits;
(xv)    any Contract that provides for any Change of Control Payment;
(xvi)    any Contract under which the Company or any Company Subsidiary has made advances, loans or investments currently outstanding, or would be required to make advances, loans or investments, to or in any other Person;
(xvii)    any partnership agreements, joint venture agreements, shareholder agreements, voting agreements, tax sharing agreements and any other similar agreements involving a share of profits, losses, costs or liabilities between the Company or a Company Subsidiary and a third party;
(xviii)    any Contract with a Person required to be listed on Schedule 5.25;

(xix)    any collective bargaining agreement or other Contract with any Labor Union; and
(xx)    any Contract, except for Organizational Documents, providing for indemnification of Affiliates, managers, officers or directors of the Company or any Company Subsidiary.
(b)    None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any other party thereto is in breach of or default under, or has repudiated any material provision of, any Material Contract. No party to a Material Contract has terminated, modified, accelerated, reduced its obligations under or cancelled such Material Contract or any material right or obligation thereunder or, to the Knowledge of the Company, communicated to the Company or any Company Subsidiary such party’s desire or intent to do so.
(c)    Each Material Contract to which the Company or a Company Subsidiary is a party (i) is a valid, legal and binding obligation of the Company or such Company Subsidiary, as applicable, and, to the Knowledge of the Company, the other parties thereto and (ii) is in full force and effect, enforceable against the Company or such Company Subsidiary, as applicable, and, to the Knowledge of the Company, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
(d)    Prior to the date hereof, the Company has made available to the Buyer (i) accurate and complete copies each written Material Contract in each case, as amended or otherwise modified and in effect and (ii) a written summary setting forth all of the material terms and conditions of each oral Material Contract.
5.12    Taxes. Except as set forth on Schedule 5.12:
(a)    All income and other material Tax Returns that were required to be filed on or prior to the date hereof by, or with respect to, the Company and the Company Subsidiaries have been timely filed (taking into account any applicable extensions) and all such Tax Returns were correct and complete in all material respects. All Taxes owed by, or with respect to, the Company and the Company Subsidiaries (whether or not shown on any Tax Return) have been paid in full (or, for Taxes not yet due, have been reflected in the calculation of Indebtedness and Working Capital) (other than Taxes which are not individually or in the aggregate reasonably expected to be material).
(b)    Each of the Company and the Company Subsidiaries has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and has, in all material respects, within the time and manner prescribed by Law, paid over to the proper Governmental Authority all amounts required to be withheld and paid over under all applicable Laws.
(c)    There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any assets of the Company or any Company Subsidiary.

(d)    All deficiencies for Taxes asserted or assessed in writing against the Company or a Company Subsidiary have been fully and timely (within any applicable extension periods) paid, settled or properly reflected in the Financial Statements.
(e)    There are no pending tax audits or other administrative proceedings or any currently pending court Actions, in each case, concerning any Tax liability of the Company or any Company Subsidiary for which written notice has been received.
(f)    Neither the Company nor any Company Subsidiary has filed for an extension of time within which to file any Tax Return which extension is currently in effect. Neither the Company nor any Company Subsidiary has executed any outstanding waiver of any statute of limitations for, or extension of, the period for the assessment or collection of any Tax, in each case, which period has not yet expired.
(g)    The Taxes of the Company and the Company Subsidiaries not yet due and payable for prior periods as of the January Balance Sheet Date (excluding any reserve provided in accordance with ASC 740-10FIN 48) did not materially exceed the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements (rather than in any notes thereto). Since the January Balance Sheet Date, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes other than in the Ordinary Course of Business.
(h)    Neither the Company nor any Company Subsidiary is a party to any Tax sharing or Tax allocation agreement, other than agreements entered into in the Ordinary Course of Business the primary purpose of which is not Taxes. Neither the Company nor any Company Subsidiary has any liability for the Taxes of any Person (other than the Company or any Company Subsidiary) under Treasury Regulations section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise (except for agreements entered into in the Ordinary Course of Business the primary purpose of which is not Taxes).
(i)    Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of: (i) an adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of using an improper method of accounting for a Taxable period (or portion thereof) ending on or prior to the Closing Date or a change in method of accounting made prior to the Closing Date; (ii) a “closing agreement” described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or before the Closing; (iii) an installment sale or open transaction disposition made on or prior to the Closing; (iv) a prepaid amount received on or prior to the Closing other than any prepaid amount received in the Ordinary Course of Business; (v) Taxes due under the relevant portions of state and local Tax Laws that are analogous to Section 965 of the Code; or (vi) Taxes due under Sections 951 or 951A of the Code as a result of activities conducted by or earnings of the Company or any Company Subsidiary prior to the Closing Date, other than activities conducted by the Company or any Company Subsidiary in the Ordinary Course of Business prior to the Closing Date or earnings arising in the Ordinary

Course of Business, in each case, computed without regard to any actions or events occurring after the Closing.
(j)    Neither the Company nor any Company Subsidiary has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code within the past two (2) years.
(k)    No closing agreements, private letter rulings, Tax holidays, technical advice memoranda or similar agreements or rulings related to Taxes have been entered into, issued by or requested from any Governmental Authority with or in respect of the Company or any Company Subsidiary, in each case, with respect to any taxable period for which the statute of limitations has not expired.
5.13    Permits. Schedule 5.13 contains a true, correct and complete list of all material Company Permits. Except as set forth on Schedule 5.13, all Company Permits are valid and in full force and effect, neither the Company nor any Company Subsidiary is in breach or violation of, or default under, any Company Permit in any material respect, and, to the Knowledge of the Company, no fact, situation, circumstance, condition or other basis exists which, with notice or lapse of time or both, would constitute a breach, violation or default under any Company Permit in any material respect or give any Governmental Authority grounds to suspend, revoke or terminate any Company Permit. There are no Actions pending or, to the Knowledge of the Company threatened, which would reasonably be expected to result in the revocation or termination of any Company Permit.
5.14    Employee Benefit Plans.
(a)    Schedule 5.14(a) contains a true and complete list of each Employee Plan and separately identifies each Employee Plan that is maintained, sponsored, contributed to, or required to be contributed to, for the benefit of any current or former employee or other service provider of the Company or a Company Subsidiary, by (i) Parent (each, a “Parent Plan”) or (ii) the Company or a Company Subsidiary (each, a “Company Plan”).
(b)    With respect to each Company Plan, the Company has made available to the Buyer accurate and complete copies of each of the following, as applicable: (i) the plan document together with all amendments thereto or, if not in writing, a summary of all material terms of the plan, (ii) any summary plan description, adoption agreement, summaries of material modifications, employee handbooks or similar employee communications, (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination or opinion letter from the IRS, (iv) a copy of the three (3) most recently filed Forms 5500, with schedules attached, and (v) copies of any trust agreements, custodial agreements, insurance policies or other funding instruments, and any administrative, investment management, investment advisory or any similar agreements.
(c)    With respect to each Parent Plan, the Seller has made available to the Buyer a true and complete copy of such plan or the most recent summary plan description or a summary or written description of such plan or, in the case of an individualized agreement, a form thereof and any individual agreements that materially differ from such form.
(d)    Except as set forth on Schedule 5.14(d), neither the Company nor any Company Subsidiary contributes to or has any liability under any Multiemployer Plan, nor does any circumstance exist that could reasonably be expected to give rise to any such Liability.
(e)    Except as set forth on Schedule 5.14(e), none of the Employee Plans is a single employer plan (within the meaning of Section 4001(a)(15) of ERISA) subject to Title IV of ERISA for which the Company or any Company Subsidiary would reasonably be expected to incur Liability under Title IV of ERISA or Section 412 of the Code, a “multiple employer plan” within the meaning of Sections 4063 or 4064 of ERISA, or a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.
(f)    (i) Each Company Plan has been established and administered in accordance with its terms in all material respects, and in compliance in all material respects with the applicable provisions of ERISA, the Code and other applicable Laws, rules and regulations, (ii) each Company Plan which is intended to be qualified within the meaning of Code Section 401(a) has received a favorable determination letter from the IRS as to its qualification, and to the Knowledge of the Company, no event has occurred that would or would reasonably be expected to cause the loss of such qualification; and (iii) with respect to each Company Plan that is a “welfare plan” within the meaning of ERISA Section 3(1), neither the Company nor any Company Subsidiary has any liability or obligation to provide medical or death benefits with respect to current or former employees of the Company or any Company Subsidiary beyond their termination of employment (other than coverage mandated by Law).
(g)    There are no material actions pending or, to the Knowledge of the Company, threatened in connection with any Company Plan with respect to current or former employees of the Company or a Company Subsidiary, other than routine claims for benefits. No Company Plan is or, within the prior six years, has been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under, or is a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(h)    Except as set forth in Schedule 5.14(h), neither the Company nor any Company Subsidiary contributes to or has any liability with respect to any benefit plan that is subject to Title IV of ERISA, and no fact or circumstance exists that would reasonably be expected to give rise to any such liability.
5.15    Employee and Labor Matters. There is no pending or, to the Knowledge of the Company, threatened, picketing, labor strike, walk-out, slowdown, work stoppage or lockout with respect to the Company or any Company Subsidiary, and there has been no such actions since the Lookback Date. Neither the Company nor any of the Company Subsidiaries have engaged in any unfair labor practice or are subject to any unfair labor practice charges against the Company or any Company Subsidiary before the National Labor Relations Board, the Equal Employment Opportunity Commission or any similar state, local or foreign Governmental Authority responsible for the prevention of unlawful employment practices. Except as set forth on Schedule 5.15, to the

Knowledge of the Company, there is no effort currently being made or threatened by, or on behalf of, any Labor Union to organize any employees of the Company or any Company Subsidiary, and there has been no such effort since the Lookback Date and no demand for recognition of any employees of the Company or any Company Subsidiary has been made by, or on behalf of, any Labor Union since the Lookback Date. Except as set forth in Schedule 5.15, no employee of the Company or any Company Subsidiary is represented by a Labor Union with respect to that employee’s work for the Company or any Company Subsidiary and neither the Company nor any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement or similar labor agreement with a Labor Union. The Company and the Company Subsidiaries are, and since the Lookback Date have been, in material compliance with all applicable Laws respecting employment and employment practices and terms and conditions of employment, including any provision relating to wages (including minimum wage and overtime), hours of work, child labor, withholdings and deductions, classification and payment of employees, independent contractors, and consultants, employment equity, nondiscrimination, non-harassment and non-retaliation in employment, overtime pay, occupational health and safety, worker’s compensation and immigration. To the Knowledge of the Company, no current executive, key employee or substantial group of employees has given notice of termination of employment or otherwise disclosed plans to terminate employment with the Company or any Company Subsidiary within the twelve (12) month period following the date hereof. There is not, and since the Lookback Date there has not been, any material Action pending (or, to the Knowledge of the Company, threatened) by or before any Governmental Authority with respect to the Company or any Company Subsidiary (i) concerning employment-related matters or (ii) brought by any current or former applicant, employee or independent contractor of the Company or any Company Subsidiary.
5.16    Environmental Compliance. Except as set forth on Schedule 5.16, (a) each of the Company and the Company Subsidiaries are, and since the Lookback Date, have been in compliance in all material respects with all applicable Environmental Laws, which compliance includes obtaining and complying with all Permits required for their operations (b) there are no pending or, to the Knowledge of the Company, threatened, Environmental Claims against the Company or any Company Subsidiary, (c) neither the Company or any Company Subsidiary, or to the Knowledge of the Company any third party, has caused a release or threatened release of any Hazardous Substance on, upon, into or from any Owned Real Property, Leased Real Property, or any site currently or previously owned, leased or otherwise operated or used by the Company or the Company Subsidiaries (or any of their predecessors) in a manner or to a degree that reasonably could be expected to result in material liability for the Company or any Company Subsidiary under Environmental Law, (d) there have been no Hazardous Substances generated by the Company or the Company Subsidiaries (or any of their predecessors) that have been disposed of or come to rest at any site that has been included in any published federal, provincial, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority, (e) neither the Company nor any Company Subsidiary has any ongoing obligations pursuant to any consent decree or other agreement resolving or settling any alleged violation of or liability under any Environmental Law; and (f) there are no underground storage tanks located on, no PCBs or PCB-containing equipment used or stored on, and no Hazardous Substance stored on, any Owned Real Property, Leased Real Property, or any other site owned or operated by the Company, except for the storage of Hazardous Substance in compliance with Environmental Laws.

The Company has made available to the Buyer accurate and complete copies of all material environmental records, reports, notifications, certificates of need, permits, pending permit applications, correspondence, engineering studies and environmental studies or assessments for the Company and the Company Subsidiaries in possession of the Company or any of the Company Subsidiaries, in each case as amended and in effect.
5.17    Insurance. Schedule 5.17 sets forth an accurate and complete list of all insurance policies by which the Business, the Company, any Company Subsidiary, or any of their respective Assets, employees, officers or directors (or equivalent) are a beneficiary (the “Insurance Policies”) and, with respect to such Insurance Policies under which the Business, the Company, any Company Subsidiary, or any of their respective Assets, employees, officers or directors (or equivalent) are currently insured (the “Current Insurance Policies”), their respective expiration dates. The list includes for each Insurance Policy the type of policy, form of coverage, policy number and name of insurer. The Company has made available to the Buyer accurate and complete copies of all Insurance Policies, in each case, as amended or otherwise modified and in effect. All Insurance Policies are in full force and effect and all premiums due and payable thereon have been paid in full through the date hereof. None of the Company nor any Company Subsidiary is in default under, or in breach or violation of, and, to the Knowledge of the Company, no condition exists or event has occurred that with notice or lapse of time or both that would constitute a default or violation under, any Current Insurance Policy or give any insurer or underwriter grounds to suspend, revoke or terminate any such Current Insurance Policy. There are no self-insurance arrangements affecting the Company or any Company Subsidiary. The Company and, to the extent applicable, each Company Subsidiary, maintains insurance with financially sound and reputable insurers with respect to the Business, the Assets and the Company’s and the Company Subsidiaries’ employees, officers and directors (or equivalent) in such amounts and against such losses and risks as is required under the terms of any applicable Leases or other Contracts to which the Company and each Company Subsidiary is a party. No insurer or underwriter of any such insurer (a) has provided written or, to the Knowledge of the Company, oral notice questioning, denying or disputing coverage of any claim pending under any Insurance Policy or (b) has threatened in writing or, to the Knowledge of the Company, orally to cancel any Insurance Policy. No insurer has provided written notice to the Company of its intent to materially increase the premiums for, or materially alter the coverage under, any Current Insurance Policy. As of the date hereof, none of the Company or the Company Subsidiaries has received written notice that would reasonably be expected to be followed by a written notice of cancellation or non-renewal of any Insurance Policy.
5.18    Real Property.
(a)    Schedule 5.18(a) sets forth a true and correct list of all real properties, including the street address and owner thereof (the “Owned Real Property”) owned by the Company or a Company Subsidiary. The Company and each Company Subsidiary, as applicable, has good, record, valid and marketable fee simple title to the Owned Real Property, free and clear of any Encumbrances, except for Permitted Encumbrances. Neither the Company nor any Company Subsidiary has granted any outstanding options, rights of first offer or rights of first refusal to purchase any such Owned Real Property or any portion thereof or interest therein in favor of any third party. Except as set forth on Schedule 5.18(a), neither the Company nor any Company

Subsidiary has leased or otherwise granted to any Person the right to use or occupy any Owned Real Property or any portion thereof and no party other than the Company or a Company Subsidiary is in actual possession of the Owned Real Property. Neither the Company nor a Company Subsidiary has any written commitment, contract or option to acquire or lease any real property.
(b)    Schedule 5.18(b) sets forth a true and correct list of all real property leased, subleased, licensed or otherwise occupied by the Company or a Company Subsidiary (the “Leased Real Property” and together with the Owned Real Property, the “Real Property”) by the Company or a Company Subsidiary (the Contracts pursuant to which such Leased Real Property is leased being the “Leases”), including the date of the applicable Lease and identifying the parties thereto and any amendments and modifications thereof. True, correct and complete copies of the Leases together with all amendments and modifications thereto have been made available to the Buyer. Neither the Company nor any Company Subsidiary is a party to or bound by any real property lease other than the Leases. With respect to the Leases, neither the Company nor any of the Company Subsidiaries or, to the Knowledge of the Company, any other party to any such Lease, is in breach of or default under such Lease, nor has any event occurred that with the passage of time or giving of notice or both would give rise to a default or breach thereunder. Each Lease to which the Company or a Company Subsidiary is a party (i) is a valid, legal and binding obligation of the Company or such Company Subsidiary, as applicable, and, to the Knowledge of the Company, the other parties thereto, and is free and clear of Encumbrances other than Permitted Encumbrances and (ii) is in full force and effect, enforceable against the Company or such Company Subsidiary, as applicable, and, to the Knowledge of the Company, the other parties thereto, in accordance with the terms thereof, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
(c)    The Real Property constitutes all of the real property used or necessary to the Business and the Real Property, together with the services contemplated by the Transition Services Agreement, is sufficient for the continued conduct of the Business of the Company and each Company Subsidiary as currently conducted. There are no pending or, to the Knowledge of the Company, threatened eminent domain, expropriation or condemnation proceedings relating to any of the Real Property. Neither the Company nor a Company Subsidiary has received any notice that any of the improvements on the Real Property or the businesses conducted thereon are in violation in any material respect of any building or zoning law, code or ordinance.
5.19    Tangible Personal Property. Except as set forth on Schedule 5.19, the Company and the Company Subsidiaries have good and valid title to, or have good and valid leasehold interests in, all material tangible personal property that is used in the conduct of the Business, free and clear of all Encumbrances other than Permitted Encumbrances. Such owned and leased tangible personal property is in good working order, reasonable wear and tear excepted, except as (individually or in the aggregate) would not reasonably be expected to have a Material Adverse Effect.
5.20    Business Assets. The Company and the Company Subsidiaries have sole and exclusive, good and valid title to, or, in the case of property held under a lease or other Contract, a sole and exclusive, enforceable leasehold interest in, or other valid, exclusive and adequate right to use, all of the rights, assets and properties of every type and description, whether real or personal and whether tangible or intangible, used, or held for use in, the conduct of the Business, including all assets reflected in the Interim Financial Statements, or acquired since the January Balance Sheet

Date (except in each case for assets and properties disposed of since the January Balance Sheet Date in the Ordinary Course of Business consistent with past practice) (collectively, the “Assets”). The Company and the Company Subsidiaries will continue to hold such rights in the Assets after the Closing. The consummation of the Contemplated Transactions will not result in the loss or impairment of the Company’s or the Company Subsidiaries’ rights in any Assets. All Assets are held free and clear of all Encumbrances other than Permitted Encumbrances. The Assets, together with the underlying rights, assets and properties set forth in the Transition Services Agreement, constitute all of the rights, assets and properties necessary for the operation of the Business as currently conducted or currently proposed to be conducted and are sufficient for the Buyer to carry on the Business from and after the Closing Date in all material respects as presently carried on by the Company or a Company Subsidiary, consistent with past practice. All of the material improvements to the Owned Real Property and Leased Real Property included in the Assets and all of the material tangible personal property included in the Assets (i) are in all material respects adequate and suitable for their present uses, (ii) are in good working order, operating condition and state of repair (ordinary wear and tear excepted) and (iii) have been maintained in all material respects in accordance with normal industry practice.
5.21    Affiliate Transactions. Except for employment relationships and compensation, benefits, travel advances and employee loans completed in the Ordinary Course of Business or as disclosed on Schedule 5.21, none of the Seller, any of its Affiliates nor any of their respective Affiliates, officers, directors (or equivalent), equityowners or employees (or any family member of any such Person who is an individual or any entity in which any such Person or any such family member thereof owns a material interest) directly or indirectly: (a) has any material interest in any Asset, (b) has engaged in any material transaction, arrangement or understanding with the Company or a Company Subsidiary since the Lookback Date or (c) has any Contract with the Company.
5.22    Absence of Certain Changes or Events. During the period from the January Balance Sheet Date through the date hereof, no event, change, fact, condition or circumstance has occurred or arisen that has had, or would reasonably be expected to have, a Material Adverse Effect. Except as set forth on Schedule 5.22, the Business has been conducted in the Ordinary Course of Business, and none of the Company, any Company Subsidiary, or Parent (with respect to Section 5.22(h) below) or the Business has:
(a)    suffered any loss, damage, destruction or eminent domain taking, whether or not covered by insurance, with respect to any of the Assets or the Business, in each case, in an amount in excess of $100,000;
(b)    amended or modified its Organizational Documents, authorized or effected any recapitalization, split, combination, reclassification, dividend, distribution or similar action with respect to its capital stock or other Equity Interests or adopted or carried out any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(c)    issued, sold, granted or otherwise disposed of any of its Equity Interests or other securities, or amended any term of any of its outstanding Equity Interests;

(d)    incurred any Liability in respect of any guarantee or incurred or assumed any Liability or otherwise become liable in respect of any Indebtedness;
(e)    made any loan, advance or capital contribution to, acquire any Equity Interests in, or otherwise made any investment in, any Person;
(f)    other than in the Ordinary Course of Business, cancelled any third party Indebtedness owed to the Company or any Company Subsidiary;
(g)    (i) acquired, or agreed to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets or Equity Interests of, or by any other manner, any business or any corporation, limited liability company, partnership, joint venture, association, or other business organization or division thereof, (ii) incorporated, formed or organized any new Subsidiaries or (iii) acquired any capital asset with a fair market value in excess of $100,000;
(h)    except in the Ordinary Course of Business, (i) entered into any Contract relating to the purchase or sale of goods, equipment, or services of amounts in excess of $250,000 per year, or (ii) modified or amended in any material respect or terminated any Material Contract, or waived, released, or assigned any material rights or claims thereunder;
(i)    except as required by Law or any Employee Plan or as contemplated by this Agreement (i) adopted, modified, terminated, or materially amended (A) any Employee Plan that primarily benefits current or former employees or independent contractors of the Company or a Company Subsidiary, or (B) any employment agreements other than at-will agreements in the Ordinary Course of Business with any non-officer employee whose annual base compensation does not exceed $150,000 or (ii) increased the compensation payable or paid, whether conditionally or otherwise, to any employee or any current or former independent contractor (other than any increase adopted in the Ordinary Course of Business in respect of the compensation of any non-officer employee whose annual base compensation does not exceed $150,000 after giving effect to such increase);
(j)    hired, engaged or terminated the employment or engagement of any employee or independent contractor who earns annual base compensation or consulting fees in excess of $150,000;
(k)    negotiated, entered into, amended or extended any collective bargaining agreement or other Contract with a Labor Union;
(l)    effectuated a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act or any similar state or local Law, affecting in whole or in part any site of employment, facility, operating unit or employee of the Company or any Company Subsidiary;
(m)    made any material change to its accounting methods, principles, or practices or to the Financial Statements or to the working capital policies applicable to the Company and the Company Subsidiaries, except as required by GAAP;

(n)    made, changed or revoked any material Tax election, changed any method of accounting for Tax purposes, settled any material audit, assessment, dispute, proceeding or investigation in respect of Taxes, surrendered any right to claim a material Tax refund, filed any amended Tax Return with respect to a material amount of Taxes, or entered into any Contract in respect of Taxes (other than any such Contract the principal purpose of which is not Tax);
(o)    transferred or granted to any third party any material rights with respect to any Intellectual Property, except for entering into any non-exclusive license agreements to the Company’s or a Company Subsidiaries’ customers in connection with the sale of the Company’s or a Company Subsidiaries’ products or services (including licenses that are a part of the ordinary-course service offering agreements) in the Ordinary Course of Business;
(p)    sold, licensed, abandoned, destroyed, allowed to lapse, or otherwise relinquished sole and exclusive ownership of any material Asset outside of the Ordinary Course of Business or in a manner inconsistent with past practice;
(q)    entered into any new line of business, discontinued any line of business or any material business operations or dissolved, wound up or liquidated any Company Subsidiary;
(r)    settled or compromised, or agreed to settle or compromise, any Action or series of related Actions with an aggregate Liability in excess of $100,000;
(s)    declared, set aside, made, or paid any dividend, distribution, or other payment in respect of any of its Equity Interests (other than distributions by a Company Subsidiary to the Company or another Company Subsidiary); or
(t)    agreed or committed to or authorized any Person to take any of the foregoing actions.
5.23    Banking Facilities. Schedule 5.23 sets forth a true, correct and complete list of: (a) each bank, savings and loan or similar financial institution with which the Company and/or any Company Subsidiary has an account or safety deposit box or other similar arrangement, (b) the type of account, (c) the numbers or other identifying codes of such accounts, safety deposit boxes or other similar arrangements and (d) the names of all Persons authorized to access or draw on any such accounts, safety deposit box facilities or other similar arrangements.
5.24    Brokers. Except for Robert W. Baird & Co., no broker, finder or similar intermediary has acted for or on behalf of the Company or any Company Subsidiary in connection with this Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Company or any Company Subsidiary or any action taken by them.
5.25    Customers and Suppliers. Schedule 5.25 sets forth a complete and accurate list of (a) the ten (10) largest customers of the Business (measured by aggregate billings) during the 12-month period ended December 31, 2018, and (b) the ten (10) largest suppliers of materials, products or services to the Business (measured by the aggregate amount purchased by the Company and the

Company Subsidiaries) during the 12-month period ended December 31, 2018. None of such customers or suppliers has cancelled, terminated or otherwise materially altered (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid, as the case may be) or notified in writing the Seller (or its Affiliates), the Company or any of the Company Subsidiaries of any intention to do any of the foregoing or otherwise threatened in writing to cancel, terminate or materially alter (including any material reduction in the rate or amount of sales or purchases or material increase in the prices charged or paid as the case may be) its relationship with the Business.
5.26    Solvency. Immediately prior to effect to the Contemplated Transactions, each of the Company and the Company Subsidiaries shall be solvent and shall (a) be able to pay its debts and obligations as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of any of the Company or its Subsidiaries.
5.27    Company’s Reliance. The Company acknowledges that, except for the representations and warranties contained in Article 6 (as modified by the Schedules), in the other Transaction Documents and in the Closing Certificates, the Company has not relied on any other express or implied representation or warranty or other statement by or on behalf of the Buyer or any of its Affiliates.
5.28    Exclusivity of Representations. Except for the representations and warranties contained in Articles 4 and 5 of this Agreement (as modified by the Schedules), the other Transaction Documents and the statements made in the Closing Certificates, none of the Seller, the Company, any Company Subsidiary or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Seller, the Company or any Company Subsidiary, or any of their respective Affiliates, including with respect to the Company Shares or their respective assets and liabilities, and the Seller and the Company hereby disclaim all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Seller, the Company, any Company Subsidiary or any other Person. The Seller and the Company hereby disclaim all liability and responsibility for all projections, forecasts, estimates, appraisals, statements, promises, advice, data or information made, communicated or furnished (orally or in writing, including electronically) to the Buyer or any of the Buyer’s Affiliates or any Representatives of the Buyer or any of the Buyer’s Affiliates, including omissions therefrom. Without limiting the foregoing, neither the Seller nor the Company makes any representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, to the Buyer or any of its Affiliates or any Representatives of the Buyer of any of its Affiliates regarding the success, profitability or value of the Company, the Company Subsidiaries, or their respective businesses.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF THE BUYER
Except as otherwise set forth on a Schedule attached hereto, the Buyer represents and warrants to the Seller as follows:
6.1    Organization. The Buyer is a limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware.
6.2    Binding Obligations. The Buyer has all requisite authority and power to execute, deliver and perform this Agreement and each Transaction Document to which it is a party and to consummate the Contemplated Transactions. The execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it is a party and the consummation of the Contemplated Transactions have been duly and validly authorized by all necessary action on the part of the Buyer. This Agreement and each Transaction Document to which it is a party has been duly executed and delivered by the Buyer and, assuming that this Agreement and each Transaction Document constitutes the legal, valid and binding obligations of the Seller and the Company, constitutes the legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with its terms, except to the extent that the enforceability thereof may be limited by the Equitable Exceptions.
6.3    No Defaults or Conflicts. The authorization, execution, delivery and performance by the Buyer of this Agreement and each Transaction Document to which it is a party and the consummation by the Buyer of the Contemplated Transactions do not and will not: (a) assuming the taking of each action by (including obtaining each necessary authorization, consent or approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, in each case as disclosed on Schedule 6.4, conflict with or result in a breach or violation of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any Law applicable to the Buyer; or (b) conflict with, or result in any violation or breach of, or default (or an event which, with notice or lapse of time or both, would constitute a default) under, or give rise to any right of termination, cancellation or acceleration or the loss of any benefit under, or require any consent, approval or waiver from or notice to any Person (except for any Governmental Authorities for which the representations in Section 6.4 are applicable) (whether after the giving of notice, lapse of time or both) pursuant to, or result in the creation of any Encumbrance upon or forfeiture of any of the rights, properties, Equity Interests or assets of the Buyer under, any of the terms, conditions or provisions of (i) the Organizational Documents of the Buyer, (ii) any Contract to which the Buyer is a party or by which it is bound or to which its properties are subject, or (iii) any Law or Order having jurisdiction over the Buyer; provided, however, that no representation or warranty is made in the foregoing clauses (ii) or (iii) with respect to matters that, individually or in the aggregate, would not have a material adverse effect on the Buyer’s ability to consummate the Contemplated Transactions.
6.4    Governmental Authorization. Except as set forth on Schedule 6.4, no consent, waiver, authorization, Order, Permit or approval or other action of, by or from, and no notice to or filing with, any Governmental Authority is required on the part of the Buyer in connection with the execution, delivery and performance by the Buyer of this Agreement or any other Transaction Document to which the Buyer is party, the compliance by the Buyer with the terms hereof and thereof or the consummation by the Buyer of the Contemplated Transactions.
6.5    Litigation. There are no Actions pending or to the knowledge of the Buyer, threatened against the Buyer before any Governmental Authority which seek to prevent the Contemplated Transactions or that otherwise would reasonably be expected to have a Material Adverse Effect.
6.6    Brokers. Except for Moelis & Company LLC, no broker, finder or similar intermediary has acted for or on behalf of the Buyer in connection with this Agreement or the Contemplated Transactions, and no broker, finder, agent or similar intermediary is entitled to any broker’s, finder’s or similar fee or other commission in connection therewith based on any agreement with the Buyer or any action taken by the Buyer.
6.7    Solvency. Assuming the accuracy of the representations and warranties contained in Articles 4 and 5, the other Transaction Documents and the Closing Certificates, immediately after giving effect to the Contemplated Transactions, each of the Buyer, its Subsidiaries and other Affiliates shall be solvent and shall (a) be able to pay its debts and obligations as they become due, (b) own property that has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities), and (c) have adequate capital to carry on their respective businesses. No transfer of property is being made and no obligation is being incurred in connection with the Contemplated Transactions with the intent to hinder, delay or defraud either present or future creditors of any of the Buyer, its Subsidiaries or other Affiliates. In connection with the Contemplated Transactions, the Buyer has not incurred, nor plans to incur, debts beyond its ability to pay as they become absolute and matured.
6.8    Sufficient Funds. The Buyer has sufficient unrestricted cash on hand or other sources of immediately available funds to enable the Buyer to pay the Purchase Price and consummate the Contemplated Transactions, to provide the Company and the Company Subsidiaries with sufficient working capital, to pay any other amounts payable pursuant to this Agreement, and to pay all of the Buyer’s related fees and expenses.
6.9    Investment Purpose. The Buyer is purchasing the Company Shares for the purpose of investment and not with a view to, or for resale in connection with, the distribution thereof in violation of applicable federal, state or provincial securities Laws. The Buyer acknowledges that the sale of the Company Shares hereunder has not been registered under the Securities Act of 1933 (the “Securities Act”) or any state securities laws, and that the Company Shares may not be sold, transferred, offered for sale, pledged, hypothecated, or otherwise disposed of without registration under the Securities Act, pursuant to an exemption from the Securities Act or in a transaction not subject thereto. The Buyer represents that it is an “Accredited Investor” as that term is defined in Rule 501 of Regulation D of the Securities Act.
6.10    Buyer’s Reliance. The Buyer acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns (other than Tax Returns of the Parent Group), Contracts, and other properties and assets of the Company and the Company Subsidiaries that the Buyer and its Representatives have desired or requested to see or review, and that the Buyer and its Representatives have had a full opportunity to meet with the officers and employees of the Company and the Company Subsidiaries to discuss the business of the Company and the Company Subsidiaries. The Buyer acknowledges that none of the Seller, the Company or any other Person has made or is making any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Company Shares, the Company or any Company Subsidiary furnished or made available to the Buyer and its Representatives, except as expressly set forth in Articles 4 and 5 of this Agreement, the other Transaction Documents and the Closing Certificates, and none of the Seller, the Company or any other Person (including any Representative of the Seller and/or the Company) shall have or be subject to any liability to the Buyer, or any other Person, resulting from the Buyer’s use of any information, documents or material made available to the Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the Contemplated Transactions. The Buyer acknowledges that the Buyer is acquiring the Company and the Company Subsidiaries without any representation or warranty as to merchantability or fitness for any particular purpose of their respective assets, in an “as is” condition and on a “where is” basis, except as otherwise expressly represented or warranted in Articles 4 and 5 of this Agreement, the other Transaction Document or the Closing Certificates. The Buyer acknowledges that, except for the representations and warranties contained in Articles 4 and 5, in the other Transaction Documents and in the Closing Certificates, the Buyer has not relied on any other express or implied representation or warranty or other statement by or on behalf of the Company or the Seller or any of their respective Affiliates, including with respect to any pro-forma financial information, financial projections or other forward-looking statements of the Seller, the Company or any Company Subsidiary, and the Buyer will make no claim with respect thereto, except for claims based on Fraud.
6.11    Exclusivity of Representations. Except for the representations and warranties contained this Article 6 (as modified by the Schedules), in the other Transaction Documents and in the Closing Certificates, none of the Buyer or any other Person has made, makes or shall be deemed to make any other representation or warranty of any kind whatsoever, express or implied, written or oral, at law or in equity, on behalf of the Buyer or any of the Buyer’s Affiliates, or with respect to the Buyer, its Affiliates or their respective businesses, assets, operations, liabilities, condition (financial or otherwise) or prospects, and the Buyer hereby disclaims all other representations and warranties of any kind whatsoever, express or implied, written or oral, at law or in equity, whether made by or on behalf of the Buyer or any other Person.
ARTICLE 7

COVENANTS
7.1    Confidentiality.
(a)    Neither Parent nor the Seller shall, and each shall cause their respective Affiliates not to, use or disclose to any Person any Company Confidential Information or any documents or information concerning the Buyer or any of its Affiliates furnished to them by the Buyer or its Representatives in connection with this Agreement or the Contemplated Transactions. In the event that Parent, the Seller or any of their Affiliates are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such information, Parent or the Seller, as applicable, shall use commercially reasonable efforts to promptly notify the Buyer of the request or requirement so that the Buyer may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 7.1(a). If, in the absence of a protective order or the receipt of a waiver hereunder, Parent, the Seller or any of their respective Affiliates is, on the advice of counsel, legally required to disclose any such information, Parent or the Seller, as applicable, may disclose such information to the requesting authority; provided, however, that Parent or the Seller, as applicable shall use commercially reasonable efforts to obtain, at the reasonable request of the Buyer and at the Buyer’s sole cost, an Order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Buyer shall designate in good faith.
(b)    The Buyer shall not, and shall cause its respective Affiliates not to, use or disclose to any Person any documents and information concerning the Seller, or any of its Affiliates (other than the Company, any Company Subsidiary or the Business), furnished to it by Parent, the Seller or their respective Representatives in connection with this Agreement or the Contemplated Transactions, in each case other than the Company Confidential Information. In the event that the Buyer or any of its Affiliates, is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such information, the Buyer shall use commercially reasonable efforts to promptly notify Parent and the Seller of the request or requirement so that Parent or the Seller may seek, at their sole cost and expense, an appropriate protective order or waive compliance with the provisions of this Section 7.1(b). If, in the absence of a protective order or the receipt of a waiver hereunder, the Buyer is, on the advice of counsel, legally required to disclose any such information, the Buyer may disclose such information to the requesting authority; provided, however, that the Buyer shall use commercially reasonable efforts to obtain, at the reasonable request of Parent or the Seller and at Parent or the Seller’s sole cost, an Order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as Parent or the Seller shall designate in good faith.
7.2    Public Announcements. No party to this Agreement will issue or cause the publication of any press release or other public announcement with respect to this Agreement or the Contemplated Transactions without (a) providing a draft of, and an opportunity to comment on, such public announcement or press release to the other parties hereto (which draft shall be provided not less than one (1) Business Day in advance of any such press release or public announcement) and (b) obtaining the prior written consent of the other parties hereto; provided that, subject to the immediately following sentence, nothing herein will prohibit any party from (x) issuing or causing publication of any such press release or public announcement to the extent that such disclosure is required by applicable Law or stock exchange requirements, or (y) disclosing any information that is reasonably required to be disclosed in confidence to a party’s and its Affiliates’ respective directors, officers, employees, professional advisers, current and potential investors and other Representatives, in each case who are bound by customary obligations of confidentiality with respect to such disclosures; provided, however, that such party shall be responsible for any breach of the terms hereof by any such Persons. Notwithstanding the foregoing, in no event shall any party to this Agreement be permitted to disclose the nature, name or identity of any of the Buyer’s owners, members, investors, partners or other financing sources; provided, however, in the event that the Seller or any of its Affiliates, are requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any such information, the Seller shall use commercially reasonable efforts to promptly notify the Buyer of the request or requirement so that the Buyer may seek, at its sole cost and expense, an appropriate protective order or waive compliance with the provisions of Section 7.1(a). If, in the absence of a protective order or the receipt of a waiver hereunder, the Seller is, on the advice of counsel, legally required to disclose any such information, the Seller may disclose such information to the requesting authority; provided, however, that the Seller shall use commercially reasonable efforts to obtain, at the reasonable request of the Buyer and at the Buyer’s sole cost, an Order or other assurance that confidential treatment will be accorded to such portion of the information required to be disclosed as the Buyer shall designate in good faith.
7.3    Retention of Books and Records. Each of the Seller and the Company shall (each, a “Retaining Party”), until the seventh anniversary of the Closing Date, retain the books and records of the business of the Company and promptly afford (a) in the case of the Seller, except to the extent provided under Section 7.5(e)(ii), the Company, the Buyer, their respective Affiliates and their respective Representatives; and (b) in the case of the Company, the Seller and the Seller’s Affiliates and Representatives (each such requesting Person in subclause (a) or (b), a “Requesting Person”) reasonable access to the books and records, information, employees and auditors of Retaining Party solely with respect to periods or occurrences prior to or on the Closing to the extent necessary for the following bona fide purposes related to the business of the Company: (i) to enable such Requesting Person to comply with Tax, regulatory or financial reporting obligations, (ii) for use by such Requesting Person in connection with any insurance claims or (iii) for use by such Requesting Person in connection with any Action (subject to customary confidentiality protections) related to the business of the Company; in each case, reasonable evidence of which shall be provided to the Retaining Party upon request (including access to the Retaining Party’s employees to the extent the Requesting Person (after consultation with the Retaining Party) deems such access is necessary to respond to any Action, to participate in depositions or to provide testimony in connection with any Action); provided that no such access shall be granted to the extent involving or relating to a dispute between the Seller or its Affiliates, on the one hand, and the Company and/or the Buyer on the other hand; provided, further, that nothing in this Section 7.3 shall obligate the Retaining Party to take or permit any action that would result in any waiver of attorney-client privilege or violate any Law or the terms of any Contracts to which the Retaining Party is a party. The Requesting Person agrees to reimburse the Retaining Party promptly for all reasonable and documented out-of-pocket costs and expenses incurred in connection with any such request.
7.4    Employee Matters.
(a)    Except as set forth in the Transition Services Agreement, from and after the Closing Date until the twelve (12) month anniversary thereof (or such later period as may be required by applicable Law), the Buyer shall, and shall cause its Affiliates (including the Company and the Company Subsidiaries) to, provide to each employee of the Company and each Company Subsidiary as of the Closing who remains employed during such period (collectively, the “Continuing Employees”) (i) a base salary or hourly wage, as applicable, not less than that provided to such

Continuing Employee immediately prior to the Closing Date, (ii) target bonus and incentive compensation opportunities (but excluding change-in-control, retention and equity-related bonus and incentive opportunities) that are no less favorable than those provided to such Continuing Employee by the Company or a Company Subsidiary immediately prior to the Closing Date, and (iii) employee benefits that are substantially comparable in the aggregate to the employee benefits provided to the Continuing Employees immediately prior to the Closing, provided, however, that no equity or equity-based plans or arrangements, change-in-control or other transaction or retention payments or benefits, defined benefit pension benefits, retiree medical benefits or other similar plans or arrangements shall be taken into account for purposes of determining whether such employee benefits are substantially comparable in the aggregate.
(b)    The Buyer shall cause service rendered by Continuing Employees prior to the date set forth in the Transition Services Agreement through which the Continuing Employees will continue participating in the applicable Parent Plans (the “New Plans Commencement Date”) to be taken into account for all purposes including participation, coverage, vesting and level of benefits, as applicable (but excluding benefit accruals under a defined benefit pension plan, for purposes of level of benefits or benefit accruals under any post-employment health or welfare benefit, or for any purpose under any equity-based plan or arrangement), under all employee benefit plans, programs, policies and arrangements of the Buyer and its Affiliates from and after the New Plans Commencement Date (the “New Plans”), to the same extent as such service was taken into account under corresponding plans of Parent, the Company and the Company Subsidiaries, as applicable, for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Without limiting the foregoing, the Buyer will use commercially reasonable efforts to cause Continuing Employees not to be subject to any pre-existing condition or limitation under any New Plan that is a welfare plan within the meaning of Section 3(1) of ERISA, for any condition for which such Continuing Employee would have been entitled to coverage under the corresponding plan of Parent, the Company or a Company Subsidiary, as applicable, in which such employee participated immediately prior to the New Plans Commencement Date. The Buyer shall, and shall cause its Affiliates to, recognize co-payments made, and deductibles satisfied, by Continuing Employees under the corresponding Parent Plans that are health plans in the calendar year in which the New Plans Commencement Date occurs.
(c)    Except as specifically provided herein, the Buyer or its Affiliates shall not assume any obligations or Liabilities under or with respect to, or receive any right or interest in any trusts relating to, any assets of or any insurance, administration or other contracts pertaining to, any of the Parent Plans.
(d)    Except as set forth in the Transition Services Agreement, required by applicable Law or as otherwise specifically provided herein, all Continuing Employees will cease, effective as of the Closing Date or as of the New Plans Commencement Date, as applicable, any participation in and any benefit accrual under each of the Parent Plans. Parent and its Affiliates shall take all necessary actions to effect such cessation of participation by Continuing Employees under the Parent Plans in accordance with applicable Law and the terms of this Agreement. Notwithstanding the foregoing provisions of this Section 7.4(d), Continuing Employees may continue after the Closing Date or New Plans Commencement Date, as applicable, to participate in accordance with, and subject to, their eligibility under the terms of (i) Parent Plans which are pension plans with respect to vested, accrued benefits as of the applicable Closing Date, or (ii) Parent Plans to the extent required by applicable Law or terms of the Parent Plans.
(e)    With respect to any Continuing Employee who was a participant in a health or dependent care flexible spending account plan maintained by Parent or any of its Affiliates immediately prior to the New Plans Commencement Date (in either case, the “Parent FSA Plans”): (i) if the Company or any of its Affiliates maintains a general purpose health flexible spending account plan (a “GPHFSA Plan”), the Company and Parent shall, or shall cause one of their respective Affiliates to, use commercially reasonable efforts to effect an FSA Transfer (as defined below) of such Continuing Employee’s account balance (if any) under the Parent GPHFSA Plan to the GPHFSA Plan of the Company or one of its Affiliates; (ii) if the Company or any of its Affiliates maintains a limited purpose health flexible spending account plan (a “LPHFSA Plan”), the Company and Parent shall, or shall cause one of their respective Affiliates to, use commercially reasonable efforts to effect an FSA Transfer (as defined below) of such Continuing Employee’s account balance (if any) under the Parent LPHFSA Plan to the LPHFSA Plan of the Company or one of its Affiliates; and (iii) if the Company or any of its Affiliates maintains a dependent care flexible spending account (a “DCFSA Plan”), the Company and Parent shall, or shall cause one of their respective Affiliates to, use commercially reasonable efforts to effect an FSA Transfer (as defined below) of such Continuing Employee’s account balance (if any) under the Parent DCFSA Plan to the applicable DCFSA Plan of the Company or one of its Affiliates. For purposes of this Section 7.4(e), “FSA Transfer” means (i) the election of a Continuing Employee in effect under the applicable Parent FSA Plans by the Company or an Affiliate of the Company immediately prior to the New Plans Commencement Date, (ii) the assumption by the Company or an Affiliate of the Company of responsibility for administering and paying under the applicable plans of the Company or one of its Affiliates all eligible reimbursement claims of such Continuing Employee incurred in the calendar year in which the New Plans Commencement Date occurs that are submitted for payment on or after such New Plans Commencement Date, whether such claims arise before, on or after such New Plans Commencement Date, and (iii) as soon as practicable following the New Plans Commencement Date, transfer by Parent (or an Affiliate of Parent) to the Company in connection with the actions taken pursuant to clauses (i) and (ii) of an amount in cash equal to (A) the sum of all contributions to the applicable Parent FSA Plans made with respect to the calendar year in which such Employment Commencement Date occurs by or on behalf of such Continuing Employee prior to the New Plans Commencement Date, reduced by (B) the sum of all claims incurred by such Continuing Employee under the applicable Parent FSA Plans in the calendar year in which the New Plans Commencement Date occurs that are submitted for payment prior to such New Plans Commencement Date; provided, however, that if the amount described in subclause (B) exceeds the amount described in clause (A), the Company shall reimburse Parent for such difference.
(f)    This Section 7.4 shall be binding upon and inure solely to the benefit of each of the parties to this Agreement, and nothing in this Section 7.4, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 7.4. Nothing contained herein, express or implied, shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement. The parties hereto acknowledge and agree that the terms set forth in this Section 7.4 shall not create any right in any employee or any other Person to any employment or continued employment with the Company, any Company Subsidiary, the Buyer or any of their respective Affiliates or to any compensation or benefits of any nature or kind whatsoever.
7.5    Tax Matters.
(a)    Transfer Taxes. Any and all sales, use, transfer, real property transfer or gains tax, stamp tax, stock transfer tax, or other similar Tax imposed on the Company or any Company Subsidiary, the Seller or the Buyer as a result of the Contemplated Transactions and any penalties or interest (or addition to Tax) with respect to such Taxes (collectively, “Transfer Taxes”) shall be borne one-half (50%) by the Seller (and shall be Transaction Expenses) and one-half (50%) by the Buyer when due.
(b)    Inclusion in Consolidated Returns. Parent shall include, in accordance with applicable Laws, the income of the Company and the Company Subsidiaries (including any deferred intercompany items described in Treasury Regulations Section 1.1502-13 and any excess loss accounts taken into income under Treasury Regulations Section 1.1502-19) for all taxable periods ending on or before the Closing Date in the consolidated Tax Returns for all periods through the close of the Closing Date and shall pay any Taxes attributable to such income. Unless otherwise required by applicable Law, the income of the Company and the Company Subsidiaries for any taxable period that includes the Closing Date shall be determined based on an interim closing of the books as of the close of the Closing Date. If and to the extent necessary to avoid any reduction in Tax attributes of the Company or any Company Subsidiary under Treasury Regulations Section 1.1502-36(d) the Seller shall make the election described in Treasury Regulations Section 1.1502-36(d)(6) to reduce the Seller’s basis in the Company Shares.
(c)    Tax Sharing Agreements. All Tax sharing agreements or similar agreements between the Seller and/or any of its Affiliates (other than the Company or any of the Company Subsidiaries), on the one hand, and any of the Company and the Company Subsidiaries, on the other hand, shall be terminated effective as of the Closing and, after the Closing, the Company and the Company Subsidiaries shall not be bound thereby or have any liability thereunder.
(d)    Audits. If Parent, the Seller or any of their Affiliates receives written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding relating to a consolidated Tax Return of the Parent Group, and, before such audit or proceeding is resolved, it becomes reasonably likely that Parent would not be able to timely pay in full the proposed assessment if such proposed assessment were imposed in full on the Parent Group, then (i) Parent shall promptly provide written notice to the Company and the Buyer and (ii) Parent shall have the exclusive right to control all matters relating to such audit or proceeding, provided that (A) the Buyer may retain separate counsel at its sole cost and its expense to participate in proceedings relating to the Company and the Company Subsidiaries, and (B) Parent shall not consent to the entry of any judgment or enter into any compromise or settlement with respect to such audit or proceeding to the extent that such judgment, compromise, or settlement without prior written consent of the Company (not to be unreasonably withheld).
(e)    Cooperation.

(i)    Each of the Buyer and the Company, on the one hand, and Parent and the Seller, on the other hand, shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with any Tax matters relating to the Company and the Company Subsidiaries (including by the provision of reasonably relevant records or information).
(ii)    Notwithstanding anything to the contrary contained in this Agreement, neither the Buyer nor any of its Affiliates (including after the Closing the Company and the Company Subsidiaries) shall have the right to receive or obtain any information relating to Taxes or Tax Returns of the Seller or any of its Affiliates (or any of its predecessors) other than information relating solely to the Company and the Company Subsidiaries.
(iii)    For any taxable period of the Company or any of the Company Subsidiaries ending on or before the Closing Date or any taxable period in which the Closing occurs, with respect to any income Tax Return required to be filed by the Parent Group, the Buyer, if so requested by the Seller, shall (for which the Buyer shall be reimbursed by the Seller for reasonable out-of-pocket third party costs) promptly (but in no event later than one hundred and twenty (120) days following the Closing Date) cause the Company and the Company Subsidiaries to prepare and provide to the Seller with a package of Tax information materials, which shall be completed in accordance with the reasonable past practice of the Company and the relevant Company Subsidiaries including reasonable past practice as to providing the information, schedules and work papers and as to the method of computation of separate taxable income or other relevant measure of income of the Company and the Company Subsidiaries.
7.6    Director and Officer Indemnification.
(a)    From and after the Closing, to the extent permitted by Law, the Company shall, and the Buyer shall cause the Company to, (i) indemnify, defend and hold harmless, all of the past and present directors, managers (in the case of a limited liability company), officers and employees of the Company or any Company Subsidiary (collectively, together with their respective heirs, executors or administrators, the “D&O Indemnified Parties”) against any and all losses incurred (including reasonable attorneys’ fees and expenses) in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that such D&O Indemnified Party is or was a director, manager (in the case of a limited liability company), officer or employee of the Company or a Company Subsidiary or is or was serving at the request of the Company or a Company Subsidiary as a director, manager (in the case of a limited liability company), officer or employee of any other Person, whether asserted or claimed before, at or after the Closing, and provide advancement of expenses to the D&O Indemnified Parties (provided that the D&O Indemnified Parties to whom expenses are advanced provide an undertaking to repay such advances if it is ultimately determined that such D&O Indemnified Parties are not entitled to indemnification), in all such cases on terms no less favorable than those by such Persons who are indemnified or have the right to advancement of expenses before the date hereof by the Company or a Company Subsidiary pursuant to its Organizational Documents in existence immediately before the Closing,

(ii) subject to the limitations set forth in clause (i) for a period of six (6) years after the Closing, include and cause to be maintained in effect provisions regarding elimination of liability of directors, managers (in the case of a limited liability company), officers and employees, and indemnification of and advancement of expenses to directors, managers (in the case of a limited liability company), officers and employees, in each case on terms no less favorable to the D&O Indemnified Parties than those contained in the Organizational Documents of the Company in effect immediately prior to the Closing, which provisions shall not be amended, repealed or otherwise modified during such six (6) year period in a manner that would adversely affect the rights thereunder of any D&O Indemnified Party, and (iii) not settle, compromise or consent to the entry of any judgment in any Action or threatened Action (and in which indemnification could be sought by a D&O Indemnified Party hereunder), unless such settlement, compromise or consent includes an unconditional release of such D&O Indemnified Party from all liability arising out of such Action or such D&O Indemnified Party otherwise consents in writing to the entry of such judgment.
(b)    The obligations of the Buyer, the Company and each Company Subsidiary under this Section 7.6 shall not be terminated, amended or modified in any manner so as to adversely affect any D&O Indemnified Party to whom this Section 7.6 applies without the written consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 7.6 applies shall be third-party beneficiaries of this Section 7.6, and this Section 7.6 shall be enforceable by such D&O Indemnified Parties and shall be binding on all successors and assigns of the Buyer, the Company and each Company Subsidiary).
(c)    Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to insurance claims under any policy that is or has been in existence with respect to the Company or any of the Company Subsidiaries or any D&O Indemnified Party, it being understood and agreed that the indemnification provided for in this Section 7.6 is not prior to, or in substitution for, any such claims under any such policies.
7.7    Change of Name; Phase Out. Except as set forth in the Transition Services Agreement, as promptly as practicable, but no later than ninety (90) days after the Closing Date, the Buyer shall, and shall cause the Company and the Company Subsidiaries to, remove or procure the removal of all references to and reproductions of the names “Vista”, and “Vista Outdoor” from all properties and assets of the Company and the Company Subsidiaries, including packaging or printed advertising and promotional materials, invoices, letterhead, company forms, business cards, product instructions or like materials, buildings, signs and vehicles, production molds and other equipment, and electronic databases and websites; provided, however, that (a) during such ninety (90)-day period, the Company and the Company Subsidiaries may continue to use and distribute such materials to the extent they exist on the Closing Date; (b) such ninety (90)-day period shall be further extended as reasonably necessary to sell off any pre-existing product stock, inventory, and materials containing the names “Vista” and “Vista Outdoors,” and (c) the Company and the Company Subsidiaries shall have the right to maintain and use all books, records, archived copies, electronic backups, and other materials containing the names “Vista” and “Vista Outdoors” for purposes of complying with Law, including Law governing the retention of business records, in perpetuity.

7.8    R&W Insurance Policy. The premium payable to the underwriters in respect of the R&W Insurance Policy, and all other brokerage commissions, Taxes, expenses, fees, costs or deductibles associated therewith, shall be borne solely by the Seller. The Buyer agrees to not amend the R&W Insurance Policy following the Closing in a manner that would materially and adversely affect the rights of the Seller set forth in this Section 7.8 without the prior written consent of the Seller (such consent not to be unreasonably withheld, conditioned or delayed). At such time as the Buyer obtains the final R&W Insurance Policy, a copy of such policy shall be provided to the Seller as soon as reasonably practicable. The Buyer shall cause the R&W Insurance Policy to expressly provide that the insurer(s) under the R&W Insurance Policy shall not have the right to, and will not, pursue any subrogation rights against the Seller or any of its respective Affiliates, or any of its Affiliates’, respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns in connection with any claim made by the Buyer or any of its Affiliates thereunder, except in the case of Fraud.
7.9    Pre-Closing Insurance.
(a)    With respect to the Current Insurance Policies, Parent and the Seller, on behalf of themselves and their respective Affiliates, agree to maintain such Current Insurance Policies that covered the Business, Company, the Company Subsidiaries or any of their respective directors, managers (in the case of a limited liability company), officers and employees prior to the Closing and hereby agree that the Company and the Company Subsidiaries may continue to make claims under such policies to the extent that coverage under such insurance policies applies and provided that the events underlying any such claim occurred prior to the Closing. In furtherance of the foregoing, until the six (6)-year anniversary of the Closing Date, Parent shall maintain, or cause the Seller or its or their other Affiliates, as applicable, to maintain, the directors’ and officers’ liability insurance policy, the employment practices liability insurance policy and the fiduciary liability insurance policy, in each case, maintained by Parent, the Seller or its or their respective Affiliates immediately prior to the Closing for the benefit of the directors, officers and employees of the Company in respect of claims arising out of or relating to events which occurred prior to the Closing. Any such claims made by the Company or the Company Subsidiaries shall be at the sole cost and expense (including with respect to any applicable deductibles and/or self-insured retentions in connection with such claim) of the Company.
(b)    With respect to any historical insurance policies that have previously covered the Company or any of the Company Subsidiaries (or any predecessor), the Buyer, on behalf of itself and its Affiliates, hereby agrees that Parent and its Affiliates may make claims under such policies to the extent that coverage under such insurance policies applies and provided that the events underlying any such claim occurred prior to the Closing. Any such claims made by Parent or its Affiliate shall be at the sole cost and expense (including with respect to any applicable deductibles and/or self-insured retentions in connection with such claim) of Parent or the Seller, as applicable.
(c)    Each of the parties hereunder acknowledges and agrees that it shall, shall cause its Affiliates and their respective Representatives to, reasonably cooperate and provide reasonable assistance to the other party(ies) hereunder in connection with any claims contemplated by this Section 7.9.
7.10    Further Assurances; Post-Closing Transfers.
(a)    From and after the Closing Date, upon the request of either the Seller, the Buyer or the Company, each of the parties hereto shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Contemplated Transactions. The Seller and its Affiliates shall refer all customer inquiries relating to the Company’s business to the Company from and after the Closing. In addition, each of Parent, the Seller, the Buyer and the Company shall use their reasonable best efforts to prepare and submit all required notifications to the U.S. Department of State’s Directorate of Defense Trade Controls (“DDTC”) of the Contemplated Transactions and to provide all information required for the Company or one its Affiliates to file a registration statement with DDTC. Each of Parent, the Seller, the Buyer and the Company shall use their reasonable best efforts to promptly inform the other parties of any oral communications with, and provide copies of written communications with, DDTC; provided that no party shall be required to share communications containing confidential business information of such party if such confidential information is unrelated to the Contemplated Transactions. In addition, each of Parent, the Seller, the Buyer and the Company shall use reasonable best efforts to act promptly and cooperatively in providing all information required to amend the Permits to give effect to the Contemplated Transactions and to obtain all required approvals pertaining to import and export of the products or services of the Company, the Company Subsidiaries and the Business; provided, however, the Buyer agrees to reimburse Parent and the Seller and their respective Affiliates promptly for all reasonable and documented out of pocket costs and expenses incurred in connection with any such requests; provided, further, Parent and/or the Seller shall provide notice to the Buyer prior to incurring such out of pocket costs and expenses.
(b)    To the extent that any Contract or any other asset relating primarily to the Business (each, a “Non-Assigned Asset”) has not been assigned, transferred or conveyed from the Seller or its Affiliates to the Company or a Company Subsidiary prior to the Closing, (i) the Seller shall, and shall cause its Affiliates to, use commercially reasonable efforts to subject to receipt of any required third-party consent (which the Seller or its applicable Affiliate shall use commercially reasonable efforts to obtain), effect the assignment, transfer or conveyance of such Non-Assigned Asset to the Company or a Company Subsidiary, free and clear of all Encumbrances (other than Permitted Encumbrances), as soon as practicable following the Closing Date and for no additional consideration and (ii) until any such assignment, transfer or conveyance has been completed, to the extent permitted by any applicable Law, the Seller and the Company shall, and shall cause their respective Affiliates to, take such other actions as may be necessary to place the parties in the position that the parties would have been in had the Non-Assigned Assets been assigned, transferred or conveyed to the Company or a Company Subsidiary at or prior to the Closing such that all of the benefits and burdens relating to such Non-Assigned Assets, including expenses, risk of loss, potential for gain and control of such Non-Assigned Assets inure from and after the Closing to the Company or a Company Subsidiary. In furtherance of the foregoing, (i) to the extent permitted by any applicable Law, the Seller shall, and if applicable shall cause its Affiliates to, hold all such Non-Assigned

Assets on behalf of and for the benefit of the Company and the Company Subsidiaries as and when due in the Ordinary Course of Business in accordance with their terms and (ii) the Buyer shall cause the Company or the applicable Company Subsidiary to accept, effect and otherwise reasonably cooperate with the Seller (or the applicable Affiliates of the Seller) with respect to the assignments, transfers and conveyances contemplated by this Section 7.10(b) (collectively the “Post-Closing Transfers”).
(c)    The Seller shall consult with the Buyer in connection with the Post-Closing Transfers, including (i) at the request of the Buyer, providing updates and information regarding the status thereof, including copies of documents related to the Post-Closing Transfers and (ii) providing the Buyer with a reasonable opportunity in advance of effecting any Post-Closing Transfer to review and comment on all documentation relating thereto and reasonably cooperating with the Buyer and its counsel in respect of the form thereof such documentation it is in a form and substance reasonably acceptable to the Buyer and its counsel.
(d)    Without limiting the generality of the foregoing, if, prior to the Closing, the Seller or any of its Affiliates failed to assign or register all, rights, title and interests in and to any Intellectual Property owned or purported to be owned by the Company or the Company Subsidiaries, created by or principally on behalf of the Company or the Company Subsidiaries, or used, developed or created in the conduct of the Business (including any data collected by or principally on behalf of the Company or any Company Subsidiary, including through any website associated with the Business, any Intellectual Property developed or created by any employee of the Company or any Company Subsidiary, and any Intellectual Property developed or created by any brand ambassador or similar such third party acting on behalf of the Company or any Company Subsidiary), then, from and after the Closing Date, upon the reasonable request of the Company and without any further payment or consideration from the Company, the Seller shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as the Company may determine in its reasonable discretion are required or appropriate to carry out the Contemplated Transactions and the transfer and assignment of such Intellectual Property assets and rights, including execution, acknowledgment and recordation of other such papers and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying to the Company or the Company Subsidiaries the benefit of Contemplated Transactions and all such Intellectual Property. Effective as of the Closing Date, the Seller, on behalf of itself and its Affiliates, hereby grants to the Company an exclusive (even as to the Seller and its Affiliates, other than with respect to any shared data, if applicable, for which the license granted hereunder will be non-exclusive), perpetual, irrevocable, worldwide, royalty-free, freely sublicensable license under all of the Seller’s and its Affiliates’ rights, title and interest in and to such Intellectual Property, to use and exploit such Intellectual Property in any manner whatsoever.
7.11    Letters of Credit; Bonds.
(a)    The Buyer shall, or shall cause its Affiliates to, replace as soon as practicable after the Closing Date, but in no event later than thirty (30) days after the Closing Date, the outstanding letters of credits for the benefit of the Company or any Company Subsidiary set forth on Schedule 7.11(a) (the “Letters of Credit”). Until such time as the Buyer replaces the Letters of Credit, the Buyer shall indemnify and hold harmless Parent, the Seller and their respective Affiliates from any and all Losses incurred in connection with the Letters of Credit.
(b)    After the Closing Date, Parent shall, or shall cause its Affiliates to, maintain the outstanding surety bonds for the benefit of the Company or any Company Subsidiary set forth on Schedule 7.11(b) (the “Bonds”) through the term of the applicable Contract of such Bonds. The Buyer shall indemnify and hold harmless Parent, the Seller and their respective Affiliates from any and all Losses incurred in connection with the Bonds following the Closing.
ARTICLE 8

SURVIVAL; SPECIFIC INDEMNIFICATION
8.1    Survival.
(a)    Each of the provisions of Article 1, Article 7, this Article 8, Article 9 and Section 2.3 of this Agreement and any other covenants and other agreements that by their terms are to be performed in whole or in part after the Closing shall survive the Closing and the consummation of the Contemplated Transactions. Subject to the foregoing sentence and Section 8.1(b) and except as expressly provided in Section 8.2, all other representations, warranties, covenants and agreements contained in this Agreement will not survive beyond the Closing, such that no claim for breach of any such representation or warranty, covenant, or agreement, detrimental reliance or any other right or remedy (whether in contract, in tort, or at law or in equity) may be brought after the Closing with respect thereto against the Buyer, the Company, any Company Subsidiary, Parent, the Seller or any of their respective Affiliates, or any of their, or their Affiliates’, respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns, and there will be no liability in respect thereof, whether such purported liability has accrued prior to, on or after the Closing, on the part of any such Person; provided that, for the avoidance of doubt, nothing in this Section 8.1 is intended to limit (i) the survival periods contained in the R&W Insurance Policy, which shall contain survival periods that shall control for purposes thereunder or (ii) the survival period with respect to the representation regarding Closing Working Capital made in the Pre-Closing Statement delivered by Parent pursuant to Section 2.3(a).
(b)    Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall, or shall be deemed to, limit or waive any right of the parties hereto to bring any claim or action based on Fraud against any Person under applicable Law, or constitute an admission by any party that any element of a claim for Fraud cannot be established against any Person under applicable Law.
8.2    Specific Indemnity. From and after the Closing, Parent, the Seller, each of their respective Affiliates and each of their and their Affiliates’ respective successors and assigns (each, an “Indemnifying Person” and, collectively, the “Indemnifying Persons”) shall (jointly and severally) indemnify, defend and hold harmless the Buyer, the Company, the Company Subsidiaries, each of their respective Affiliates and their and their Affiliates’ respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and assigns (each, a “Buyer

Indemnified Person”) from, against and in respect of any and all claims, judgments, liabilities, losses, damages, assessments, fines, penalties, Taxes, fees and costs (including reasonable attorneys’ and experts’ fees and expenses) (collectively, “Losses”) incurred or suffered by all or any of the Buyer Indemnified Persons as a result of, arising out of or relating to, directly or indirectly, the matters set forth on Schedule 8.2 (in each case subject to the limitations set forth therein).
8.3    Third-Party Claims; Notice of Claims; Defense.
(a)    Notice of Third-Party Claims. The Buyer Indemnified Persons shall give prompt notice in writing, which shall be no later than fifteen (15) days after the receipt of such claim (a “Claim Notice”), to Parent or the Seller of the assertion of any claim or the commencement of any Action or other claims or actions by any Person who is not a party to this Agreement in respect of which indemnity may be sought under Section 8.2 (collectively, the “Covered Claims”); provided that the failure of the Buyer Indemnified Persons to so notify Parent or the Seller shall not limit the indemnity obligations hereunder, except to the extent such failure shall have materially prejudiced any Indemnifying Person.
(b)    Assumption of Defense, etc. Promptly, but in any event no later than thirty (30) days, after receipt by an Indemnifying Person of a Claim Notice, such Indemnifying Person may, at its option, assume and control the defense and prosecution of the Covered Claim with counsel of its choice, which, if such counsel is not Reed Smith and/or Pisciotti & Malsh P.C., shall be satisfactory to the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), by delivering written notice to the Buyer within such thirty (30) day period acknowledging that the Buyer Indemnified Persons are entitled to indemnification pursuant to Section 8.2 with respect to such Covered Claim; provided that no Indemnifying Person shall be permitted to assume and control the defense of any Covered Claim (but may participate, at its own expense, in the defense of such Covered Claim) if (i) such Covered Claim involves a criminal claim, (ii) such Covered Claim seeks an injunction or other equitable relief against any Buyer Indemnified Person or its business, or (iii) a Buyer Indemnified Person has been advised by counsel that such Covered Claim involves a conflict or potential conflict between such Buyer Indemnified Person and an Indemnifying Person in connection with the defense of such Covered Claim (other than solely the existence of the Indemnifying Persons’ obligation to indemnify the Buyer Indemnified Persons hereunder) (the limitations in the foregoing subclauses (i)-(iii), the “Assumption Limitations”). If no Assumption Limitations are implicated, and the Indemnifying Person elects to assume and control the defense and prosecution of a Covered Claim, the Buyer Indemnified Persons, at the expense of the Indemnifying Persons (which shall not include any costs or expenses for any internal time of any employee, officer, director of the Company or any of the Company Subsidiaries), shall reasonably cooperate in the compromise of, or defense against, such Covered Claim. Any Buyer Indemnified Person shall have the right to employ separate counsel in any such action or claim and to participate in (but not control) the defense and prosecution thereof either (i) at its own expense or (ii) at the Indemnifying Persons’ cost and expense if (A) the employment of such counsel has been specifically authorized in writing by any Indemnifying Person or (B) in the reasonable opinion of counsel to any Buyer Indemnified Person, a conflict or potential conflict exists between any Buyer Indemnified Person and any Indemnifying Persons that would make such separate representation required by applicable professional responsibility rules (provided that, in the case of subclauses (ii), the

Indemnifying Persons shall not be liable for the fees and expenses of more than one firm of counsel for all of the Buyer Indemnified Persons, other than local counsel, in any action or claim or group of related actions or claims).
(c)    Limitations on Indemnifying Persons’ Control. No Indemnifying Person shall consent to the entry of any judgment or enter into any compromise or settlement with respect to any Covered Claim without the prior written consent of the Buyer (such consent not to be unreasonably withheld, conditioned or delayed), unless such judgment, compromise or settlement (i) provides for the payment by the Indemnifying Person of money as sole relief for the claimant, (ii) provides for a full release of all Buyer Indemnified Persons from all liabilities arising or relating to the Covered Claim and (iii) involves no finding or admission of wrongdoing on behalf of any Buyer Indemnified Person.
(d)    Buyer Indemnified Persons’ Control. If (i) any Assumption Limitation is implicated, (ii) the Indemnifying Person does not deliver the notice required pursuant to Section 8.3(b) or (iii) the Indemnifying Persons otherwise at any time fail to conduct the defense of the Covered Claim diligently, the Buyer Indemnified Persons may defend the Covered Claim. In the event that the Buyer Indemnified Persons conduct the defense of the Covered Claim pursuant to this Section 8.3(d), no Indemnifying Person shall be liable to indemnify any Buyer Indemnified Person with respect to such Covered Claim if the Buyer Indemnified Person consents to the entry of a judgment or enters into any compromise or settlement with respect to such Covered Claim without the prior written consent of any Indemnifying Person (which consent shall not be unreasonably withheld, conditioned or delayed). In the event that the Buyer Indemnified Persons conduct the defense of the Covered Claim pursuant to this Section 8.3(d), subject to the preceding sentence, the Indemnifying Persons shall remain responsible for any and all Losses that the Buyer Indemnified Persons may incur or suffer resulting from, arising out of, relating to, in the nature of or caused by the Covered Claim to the fullest extent provided in this Article 8.
8.4    Recovery.
(a)    The amount of any Losses sustained by a Buyer Indemnified Person shall be reduced by the amount actually recovered by such Buyer Indemnified Person in respect of such Losses under any insurance policy (net of any premium increases resulting from the applicable claim(s) and out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) actually incurred to collect such amounts), any indemnification or similar agreements, or other rights of recovery (and the Buyer Indemnified Persons shall use commercially reasonable efforts to seek such recoveries). To the extent that any such recovery is obtained after the Buyer Indemnified Person has received payment from the Indemnifying Person with respect to the applicable Losses, the Buyer Indemnified Person obtaining such recovery shall promptly refund such amount (net of any premium increases resulting from the applicable claim(s) and out-of-pocket costs and expenses (including attorneys’ fees and expenses) incurred to collect such amounts) to the Indemnifying Person to the extent it results in duplicate recovery for the same Losses.
(b)    Notwithstanding anything to the contrary contained in this Agreement, all indemnification payments required to be made to a Buyer Indemnified Person pursuant to this Agreement shall be determined net of any Tax benefits (determined on a “with” and “without” basis)

actually received in cash (whether by actual receipt of a cash tax refund or an actual reduction of cash Taxes due and owing) by a Buyer Indemnified Person seeking indemnification hereunder arising from the deductibility against Taxes of Losses that gave rise to such indemnity payment in the year of the Loss or immediate following year. The parties shall cooperate and provide all information reasonably available to a party and reasonably requested by the other party in connection with the calculation of such Tax benefits, and shall act in good faith to resolve any disputed item as promptly as practicable.
8.5    No Circular Recovery. Parent and the Seller hereby agree that neither they, nor any other Indemnifying Person, shall make any claim for indemnification against the Company or any Company Subsidiary by reason of the fact that it was a controlling person, director, employee or Representative of the Company or any Company Subsidiary or was serving as such for another Person at the request of the Company or any Company Subsidiary (whether such claim is for Losses of any kind or otherwise and whether such claim is pursuant to any Law, Organizational Document, Contract or otherwise) with respect to any claim brought by a Buyer Indemnified Person against an Indemnifying Person under this Agreement or otherwise relating to this Agreement, any other Transaction Document or any of the Contemplated Transactions.
8.6    Tax Treatment of Specific Indemnity Payments. Any indemnity payment made pursuant to this Article 8 shall be treated as an adjustment to the purchase price for Tax purposes unless otherwise required by applicable Law.
8.7    Exclusive Remedy. Notwithstanding anything to the contrary in this Agreement, as a material inducement to the other parties hereto entering into this Agreement and consummating the transactions contemplated hereby, except (a) as set forth in Section 9.16, (b) for the purchase price adjustment procedures set forth in Section 2.3, (c) for amounts recoverable under the R&W Insurance Policy or (d) in the case of Fraud, the rights of the parties to indemnification pursuant to the provisions of this Article 8 shall be the sole and exclusive remedy for the parties hereto against the Indemnifying Persons, their respective Affiliates and any of their respective Representatives with respect to any matter in any way arising from or relating to this Agreement, regardless of the legal theory under which such liability or obligation may be sought to be imposed, whether including under the common law or federal or state law, sounding in contract or tort, or whether at law or in equity, including with respect to any claims made under any Environmental Laws (including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. sec. 9601, et seq.)), and the parties hereby agree that, except as specifically set forth by this Section 8.7, the Buyer Indemnified Persons shall have no remedy or recourse against the Indemnifying Persons, their respective Affiliates and any of their respective Representatives with respect to any of the foregoing other than pursuant to, and subject to the terms and conditions of, this Article 8. Without limiting the foregoing, the Buyer agrees that neither it nor any other Buyer Indemnified Person shall be permitted make any claim under any law, rule, regulation, judgment, order or decree of any Governmental Authority, including Environmental Laws, arising out of the transactions contemplated hereby other than as provided under this Agreement. The Buyer acknowledges and agrees that the Buyer Indemnified Persons may not avoid such limitation on liability by (x) seeking damages for breach of contract, tort or pursuant to any other theory of liability, except as specifically set forth by this Section 8.7, all of which are hereby waived, or (y) asserting or threatening any claim against any Person that is not a party hereto (or a successor to a party hereto) for breaches of the representations, warranties, covenants or agreements contained in this Agreement.
ARTICLE 9

MISCELLANEOUS
9.1    Expenses. Except as expressly provided herein, all costs and expenses incurred in connection with the preparation, negotiation and execution and performance of this Agreement, the other Transaction Documents and the Contemplated Transactions and the compliance herewith and therewith (including legal and advisory fees and expenses) shall be paid by the party incurring such costs and expenses; provided, for the avoidance of doubt, that all costs and expenses related to the R&W Insurance Policy shall be borne by the Seller pursuant to Section 7.8.
9.2    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.
9.3    Entire Agreement. This Agreement, including the Schedules and Exhibits attached hereto which are deemed for all purposes to be part of this Agreement and the Transaction Documents contemplated hereby, contain all of the terms, conditions and representations and warranties agreed upon or made by the parties relating to the subject matter of this Agreement and the businesses and operations of the Company and the Company Subsidiaries and supersede all prior and contemporaneous agreements, negotiations, correspondence, undertakings and communications of the parties or their Representatives, oral or written, respecting such subject matter.
9.4    Headings. The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the parties to this Agreement.
9.5    Notices. Any notice or other communication to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been duly given and made (a) if served by personal delivery upon the party for whom it is intended, on the date of delivery, (b) if delivered by facsimile, upon confirmation of successful transmission, (i) on the date of such transmission if such transmission is completed at or prior to 5:00 p.m. local time of the recipient party on a Business Day, and (ii) on the Business Day immediately following the date of such transmission if such transmission is completed after 5:00 p.m. local time of the recipient party, (c) if delivered by e-mail of a .pdf or other electronic transmission document, (i) on the date of such transmission if such transmission is completed at or prior to 5:00 p.m. local time of the recipient party on a Business Day, and (ii) on the Business Day immediately following the date of transmission if such transmission is completed after 5:00 p.m. local time of the recipient party, or (d) if delivered by express courier service of national standing (with charges prepaid), on the Business Day following the date of delivery to such courier service. All notices, demands and other communications hereunder shall be delivered to the parties at the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice and notified to the other parties pursuant to this Section 9.5:

If to the Seller or Parent:
Vista Outdoor Operations LLC
c/o Vista Outdoor Inc.
1 Vista Way
Anoka, MN 55303
Attention: Dylan S. Ramsey
Email: Dylan.Ramsey@VistaOutdoor.com
Facsimile: +1 801-779-4646
With a copy to (which copy shall not constitute notice):
Reed Smith LLP
599 Lexington Avenue
New York, NY 10022
Attention: Christopher M. Sheaffer
Email: CSheaffer@reedsmith.com
Facsimile: (212) 521-5450
If to the Buyer:
Long Range Acquisition LLC
c/o Savage Arms, Inc.
100 Springdale Road
Westfield, MA 01085
Attention: Albert Kasper, CEO
Email: alkasper@savagearms.com

With a copy to (which copy shall not constitute notice):
Ropes & Gray LLP
1211 Avenue of the Americas
New York, NY 10036
Attention: Jonathan P. Gill
Email: Jonathan.Gill@ropesgray.com
9.6    Exhibits and Schedules.
(a)    Any matter, information or item disclosed in the Schedules delivered under any specific representation, warranty or covenant or Schedule number hereof, shall be deemed to have been disclosed for all purposes of this Agreement in response to (i) every representation, warranty or covenant contained in the corresponding sections of the Agreement and (ii) each other representation, warranty or covenant in the Agreement to which such matter, information or item so disclosed is reasonably apparent on its face to inform the Buyer that such matter, information or item is relevant to such other representation, warranty or covenant, notwithstanding the omission of an appropriate cross-reference. Any item of information, matter or document disclosed or referenced in, or attached to, the Schedules hereto shall not (i) be used as a basis for interpreting the terms “material”, “Material Adverse Effect” or other similar terms in this Agreement or to establish a standard of materiality, (ii) represent a determination that such item or matter did not arise in the Ordinary Course of Business, (iii) be deemed or interpreted to expand the scope of any representation, warranty, obligation, covenant, condition or agreement contained herein, (iv) constitute, or be deemed to constitute, an admission of liability or obligation regarding such matter, (v) constitute, or be deemed to constitute, an admission to any third party concerning such item or matter, or (vi) constitute, or be deemed to constitute, an admission or indication that such item meets any or all of the criteria set forth in this Agreement for inclusion in the Schedules.
(b)    The Schedules and Exhibits hereto are hereby incorporated into this Agreement and are hereby made a part hereof as if set out in full in this Agreement.
9.7    Seller Release. Effective as of the Closing, Parent and the Seller, by executing this Agreement, for themselves and on behalf of their respective Affiliates, and each of their and their Affiliates’ respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns (each, a “Seller Releasing Party”), hereby fully and unconditionally release, acquit and forever discharge the Buyer, the Company, the Company Subsidiaries, any of their respective Affiliates, any of their and their Affiliates’ respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns and the Business (the “Buyer Group”) from any and all manner of Actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation, Liabilities or other relief, that any Seller Releasing Party has, will or might have arising out of anything done, omitted, suffered or to be done by any member of the Buyer Group, in each case, whether heretofore or hereafter accrued or unaccrued, and whether foreseen or unforeseen or known or unknown, in respect of the period prior to the Closing in any way relating to the Company, the Company Subsidiaries or the Business, except for (i) rights and claims pursuant to this Agreement or the other Transaction Documents, or (ii) claims to enforce this Agreement or the other Transaction Documents.

9.8    Buyer Release. Effective as of the Closing, the Buyer, by executing this Agreement, for itself and on behalf of its Affiliates, and each of its and their respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns (including, after the Closing, the Company and the Company Subsidiaries) (each a “Buyer Releasing Party”), hereby fully and unconditionally releases, acquits and forever discharges Parent and the Seller, any of their respective Affiliates and any of their and their Affiliates’ respective owners of Equity Interests, officers, directors, employees, agents, Representatives, successors and permitted assigns (the “Seller Group”) from any and all manner of Actions, causes of actions, claims, obligations, demands, damages, costs, expenses, compensation, Liabilities or other relief, that any Buyer Releasing Party has, will or might have arising out of anything done, omitted, suffered or to be done by any member of the Seller Group, in each case, whether heretofore or hereafter accrued or unaccrued, and whether foreseen or unforeseen or known or unknown, in respect of the period prior to the Closing in any way relating to the Company, the Company Subsidiaries or the Business, except for (i) rights and claims pursuant to this Agreement or the other Transaction Documents, or (ii) claims to enforce this Agreement or the other Transaction Documents.
9.9    Waiver. A waiver of any term or condition of this Agreement by any party shall only be effective if in writing and shall not be construed as a waiver of any subsequent breach or failure of the same term or condition, or a waiver of any other term or condition of this Agreement. Except as expressly provided in this Agreement, no delay or omission on the part of any party in exercising any right, power or remedy under this Agreement will operate as a waiver thereof.
9.10    Binding Effect; Assignment. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their permitted successors and assigns. No party to this Agreement may assign or delegate, by operation of law or otherwise, all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other parties to this Agreement, which any such party may withhold in its absolute discretion; provided, however, that the Buyer may assign this Agreement to any lender of the Buyer as collateral or to any of its Affiliates (provided that in any such case (x) the Buyer shall remain responsible for the performance of all of its obligations hereunder and (y) the Buyer shall provide prompt written notice to the Seller of any such assignment). Any purported assignment without such prior written consents shall be void.
9.11    No Third Party Beneficiaries. Nothing in this Agreement shall confer any rights, remedies or claims upon any Person or entity not a party or a permitted assignee of a party to this Agreement, except for the Persons set forth in Section 7.6, who are intended third party beneficiaries of such provisions.
9.12    Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Agreement.
9.13    Governing Law and Jurisdiction. This Agreement and any claim or controversy hereunder shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflict of laws thereof.

9.14    Arbitration.
(a)    Subject to Section 9.14(e), any controversy, dispute or claim arising out of or relating to this Agreement (other than (i) in the case where a party seeks to obtain specific performance, injunctive relief or other equitable relief or in connection with Section 9.16 and (ii) with respect to the purchase price adjustment dispute procedures set forth in Section 2.3) or any breach or alleged breach hereof and including any dispute over arbitrability or jurisdiction shall be exclusively resolved by arbitration in the City of New York, New York, in accordance with the then current CPR Institute for Dispute Resolution (“CPR”) Rules for Administered Arbitration (the “Rules”), by three neutral, independent and impartial arbitrators, one of whom shall be appointed by the Buyer and one of whom shall be appointed by the Seller, within twenty (20) days of the commencement of the arbitration. The third arbitrator shall be appointed by the first two arbitrators within twenty (20) days of the appointment of the second arbitrator. Any arbitrator not timely appointed shall be appointed by the CPR in accordance with the Rules. If the dispute concerns any matter involving accounting issues, at least one of the arbitrators shall be a mutually agreed upon independent certified public accountant affiliated with a national accounting firm; otherwise, each arbitrator shall be a neutral and impartial lawyer with excellent academic and professional credentials who is or has been practicing law for at least fifteen (15) years, specializing in sophisticated business transactions.
(b)    The arbitrators shall conduct such evidentiary or other hearings as the arbitrators deem necessary or appropriate. Each party shall be entitled to seek the discovery of documents relating to the issues in dispute and each party shall be entitled to five (5) depositions and a deposition of any expert whose testimony is to be submitted pursuant to the following sentence. If expert testimony is to be submitted by a party, each other party shall be entitled to a description of the matter as to which such expert testimony is to be submitted and the basis therefor. The arbitrators may issue subpoenas requiring the attendance and testimony of witnesses and the production of all books, papers and documents relating to the issues in dispute, whether such attendance and production is at the hearing on the merits or at a deposition prior to such hearing. The arbitrators may also, in their discretion, permit introduction into evidence of the transcripts from such depositions if the witness is unavailable for the hearing. All arbitration proceedings including the existence of an arbitration request or proceeding, any settlements relating thereto, all documents exchanged or produced and memorials, briefs or other information shall be confidential and may not be used or disclosed by the parties or their representatives except as may be reasonably necessary to enforce any arbitral award or as required by applicable Law.
(c)    The arbitrators shall base their decision and award on applicable law and judicial precedent, and shall have the authority to award any remedy or relief that a Court of the State of Delaware could order or grant, including specific performance and injunctive relief. The arbitrators’ decision and award shall be in writing and shall be accompanied by a written statement containing a summary of the issues in controversy, a description of the award and an explanation of the reasons for the decision and award, including findings of fact, conclusions of law and the reasoned application of applicable law to the facts and questions of law presented by the issues in controversy. The arbitrators shall endeavor to deliver their decision within three (3) months of the appointment of the last arbitrator. In rendering such decision and award, the arbitrators shall not add to, subtract from or otherwise modify the provisions of this Agreement. The arbitrators shall not have the power to award punitive, exemplary or analogous damages.
(d)    Each party shall bear all of its costs and fees incurred in connection with such arbitration proceedings, including administrative fees, attorneys’ fees, fees of expert witnesses and travel expenses (collectively, “Costs and Fees”), and each party shall bear equally the fees and expenses of the arbitrators and all other costs and expenses incurred in connection with the arbitration (collectively, “Arbitration Expenses”). Notwithstanding the preceding sentence, the arbitrators shall be empowered to require anyone (1) or more of the parties to bear all or any portion of the Costs and Fees and/or Arbitration Expenses in the event that the arbitrators determine that such party has acted in bad faith.
(e)    Notwithstanding anything to the contrary provided in herein, the arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. § 1 et seq. The decision of the arbitrators shall be final and binding on the parties, and judgment upon the award may be entered in any court having jurisdiction thereof. Notwithstanding anything to the contrary provided herein and without prejudice to the above procedures, any party may apply to any court of competent jurisdiction for temporary injunctive or other provisional equitable judicial relief if in such party’s sole judgment such action is necessary to avoid irreparable damage or to preserve the status quo until such time as the arbitration award is rendered or the controversy is otherwise resolved. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitrators shall have full authority to grant provisional remedies.
9.15    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE CONTEMPLATED TRANSACTIONS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
9.16    Specific Performance. The parties hereto agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Agreement in accordance with its specified terms or otherwise breach or threaten to breach such provisions. The parties acknowledge and agree that the parties hereto shall be entitled, in addition to any other remedy to which they are entitled at law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof. In furtherance of the foregoing, each of the parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (a) there is adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. Any party seeking an order or injunction to prevent breaches or threatened breaches and to enforce specifically the terms and provisions of this Agreement shall not be required to provide any bond or other security in connection with any such order or injunction.
9.17    Severability. If any term, provision, agreement, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, agreements, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Contemplated Transactions is not affected in any manner materially adverse to any party hereto. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a reasonably acceptable manner so that the Contemplated Transactions may be consummated as originally contemplated to the fullest extent possible.
9.18    Legal Representation.
(a)    The Buyer, on behalf of itself and its Affiliates (including, after the Closing, the Company and the Company Subsidiaries), acknowledges and agrees that Reed Smith LLP (“Reed Smith”) has acted as counsel for the Seller, the Company and the Company Subsidiaries in connection with this Agreement and the Contemplated Transactions (the “Acquisition Engagement”), and in connection with this Agreement and the Contemplated Transactions, Reed Smith has not acted as counsel for any other Person, including the Buyer.
(b)    Only the Seller, the Company and their respective Affiliates shall be considered clients of Reed Smith in the Acquisition Engagement. The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and the Company Subsidiaries), acknowledges and agrees that all confidential communications between the Seller, the Company and their respective Affiliates, on the one hand, and Reed Smith, on the other hand, that relate exclusively to the negotiation, documentation and consummation of the Acquisition Engagement or any dispute arising under thereunder (“Privileged Communications”) shall be deemed attorney-client privileged, and shall be deemed to belong solely to the Seller and its Affiliates (other than the Company and the Company Subsidiaries), and not the Company or the Company Subsidiaries, and shall not pass to or be claimed, held, or used by the Buyer or any of its Affiliates upon or after the Closing. Accordingly, the Buyer and its Affiliates shall not have access to any such Privileged Communications, or to the files of Reed Smith relating to the Acquisition Engagement, whether or not the Closing occurs. Without limiting the generality of the foregoing, upon and after the Closing, (i) to the extent that Privileged Communications in respect of the Acquisition Engagement constitute property of the client, except as otherwise provided herein, only the Seller and its Affiliates shall hold such property rights and (ii) Reed Smith shall have no duty whatsoever to reveal or disclose any such Privileged Communications to the Buyer or any of its Affiliates by reason of any attorney-client relationship between Reed Smith and the Company, the Company Subsidiaries or otherwise; provided, however, that notwithstanding the foregoing, Reed Smith shall not disclose any Privileged Communications to any third parties (other than Representatives, accountants and advisors of the Seller and its Affiliates; provided that such Representatives, accountants and advisors are instructed to maintain the confidence of such Privileged Communications). The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and the Company Subsidiaries), irrevocably waives any right it may have to discover or obtain any such Privileged Communications. If and to the extent that, at any time subsequent to Closing, the Buyer or any of its Affiliates (including after the Closing, the Company and the Company Subsidiaries) shall have the right to assert or waive any attorney-client privilege with respect to any such Privileged Communications between the Company or its Affiliates and any Person representing them that occurred at any time prior to the Closing, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and the Company Subsidiaries), shall be entitled to waive such privilege only with the prior written consent of the Seller (such consent not to be unreasonably withheld).
(c)    The Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and the Company Subsidiaries), acknowledges and agrees that Reed Smith is acting as counsel for the Seller, the Company and their respective Affiliates and that the Seller reasonably anticipates that Reed Smith will continue to represent it and/or its Affiliates in future matters. Accordingly, the Buyer, on behalf of itself and its Affiliates (including after the Closing, the Company and the Company Subsidiaries), expressly (i) consents to Reed Smith’s representation of the Seller and/or their respective Affiliates in any matter, including any post-Closing matter in which the interests of the Buyer and the Company, on the one hand, and the Seller or its Affiliates, on the other hand, are adverse, including any matter relating to the Contemplated Transactions or any dispute or disagreement relating thereto, and whether or not such matter is one in which Reed Smith may have previously advised the Seller, the Company or their respective Affiliates and (ii) consents to the disclosure by Reed Smith to the Seller or its Affiliates of any information learned by Reed Smith in the course of its representation of the Seller, the Company or their respective Affiliates, whether or not such information is subject to attorney-client privilege, attorney work product protection, or Reed Smith’s duty of confidentiality.
(d)    Upon and after the Closing, the Company and the Company Subsidiaries shall cease to have any attorney-client relationship with Reed Smith, unless and to the extent Reed Smith is expressly engaged in writing by the Company and/or the Company Subsidiaries to represent the Company or the Company Subsidiaries after the Closing and either (i) such engagement involves no conflict of interest with respect to the Seller and/or any of its Affiliates or (ii) the Seller and/or any of its Affiliates, as applicable, consent in writing to such engagement. Any such representation of the Company by Reed Smith after the Closing shall not affect the foregoing provisions hereof.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.
BUYER:
LONG RANGE ACQUISITION LLC

By:	/s/ David Wittels
Name: David Wittels
Title: President

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.
SELLER:
VISTA OUTDOOR OPERATIONS LLC

By:	/s/ Miguel A. Lopez
Name: Miguel A. Lopez
Title: Manager

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.
PARENT:
VISTA OUTDOOR INC.

By:	/s/ Miguel A. Lopez
Name: Miguel A. Lopez
Title: Sr. Vice President & Chief Financial Officer

[Signature Page to Stock Purchase Agreement]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.
COMPANY:
CALIBER COMPANY

By:	/s/ Miguel A. Lopez
Name: Miguel A. Lopez
Title: Chief Financial Officer

[Signature Page to Stock Purchase Agreement]